Exhibit 2.2

PURCHASE AND SALE AGREEMENT

between

CARRIZO OIL & GAS, INC.
and
CARRIZO (EAGLE FORD) LLC,
as Seller

and
EP ENERGY E&P Company, L.P.
as Buyer

dated
December 11, 2017

Page

Article I DEFINITIONS AND INTERPRETATION	1

Section 1.1.	Defined Terms 1

Section 1.2.	Interpretations 1

Article II PURCHASE AND SALE	2

Section 2.1.	Purchase and Sale 2

Section 2.2.	Excluded Assets 4

Section 2.3.	Revenues and Expenses 4

Article III PURCHASE PRICE	5

Section 3.1.	Purchase Price; Deposit 5

Section 3.2.	Adjustments to Purchase Price 5

Section 3.3.	Adjustment Methodology 7

Section 3.4.	Preliminary Settlement Statement 7

Section 3.5.	Final Settlement Statement 7

Section 3.6.	Disputes 8

Section 3.7.	Allocation of Purchase Price for Tax Purposes 8

Section 3.8.	Allocated Value 9

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER	9

Section 4.1.	Organization, Existence 9

Section 4.2.	Authorization 9

Section 4.3.	No Conflicts 9

Section 4.4.	Consents 10

Section 4.5.	Bankruptcy 10

Section 4.6.	Litigation 10

Section 4.7.	Material Contracts 10

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(continued)
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Section 4.8.	No Violation of Laws 12

Section 4.9.	Preferential Rights 12

Section 4.10.	Personal Property 12

Section 4.11.	Imbalances 12

Section 4.12.	Current Commitments 12

Section 4.13.	Contribution Requirements 12

Section 4.14.	Non-Consent Elections 12

Section 4.15.	Payout Balances 12

Section 4.16.	Environmental 13

Section 4.17.	Asset Taxes 13

Section 4.18.	Tax Partnerships 14

Section 4.19.	Brokers’ Fees 14

Section 4.20.	Current Plugging Obligations 14

Section 4.21.	Bonds and Guaranties 14

Section 4.22.	Permits 14

Section 4.23.	Leases; Payments 14

Article V BUYER’S REPRESENTATIONS AND WARRANTIES	15

Section 5.1.	Organization; Existence 15

Section 5.2.	Authorization 15

Section 5.3.	No Conflicts 15

Section 5.4.	Consents 15

Section 5.5.	Bankruptcy 16

Section 5.6.	Litigation 16

Section 5.7.	Financing 16

Section 5.8.	Independent Evaluation 16

Section 5.9.	Brokers’ Fees 16

Section 5.10.	Accredited Investor 16

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(continued)
Page

Section 5.11.	Qualified Operator; Credit Support 17

Section 5.12.	No Foreign Ownership or Control 17

Article VI CERTAIN AGREEMENTS	17

Section 6.1.	Conduct of Business 17

Section 6.2.	Notification of Breaches 19

Section 6.3.	Successor Operator 19

Section 6.4.	Governmental and Third Party Bonds 19

Section 6.5.	Record Retention 19

Section 6.6.	Like-Kind Exchange 20

Section 6.7.	Marketing and Transportation Agreements 20

Section 6.8.	Amendment to Schedules 20

Section 6.9.	Tax Matters 21

Article VII CONDITIONS TO CLOSING	22

Section 7.1.	Buyer’s Conditions to Closing 22

Section 7.2.	Seller’s Conditions to Closing 22

Article VIII CLOSING	23

Section 8.1.	Date of Closing 23

Section 8.2.	Place of Closing 24

Section 8.3.	Closing Obligations 24

Section 8.4.	Records 26

Article IX ACCESS; CONFIDENTIALITY; USE; DISCLAIMERS	26

Section 9.1.	Access 26

Section 9.2.	Confidentiality; Use 28

Section 9.3.	Disclaimers 29

Article X TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS	31

Section 10.1.	Seller’s Title 31

Section 10.2.	Notice of Title Defects; Defect Adjustments 32

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(continued)
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Section 10.3.	Casualty or Condemnation Loss 35

Section 10.4.	Preferential Rights to Purchase and Consents to Assign 36

Article XI ENVIRONMENTAL MATTERS	39

Section 11.1.	Environmental Conditions 39

Section 11.2.	NORM, Wastes and Other Substances 43

Article XII ASSUMPTION; SURVIVAL; INDEMNIFICATION	43

Section 12.1.	Assumption by Buyer 43

Section 12.2.	Retained Obligations; Indemnities of Seller 44

Section 12.3.	Indemnities of Buyer 44

Section 12.4.	Limitation on Liability 45

Section 12.5.	Express Negligence 46

Section 12.6.	Exclusive Remedy 46

Section 12.7.	Indemnification Procedures 46

Section 12.8.	Survival 48

Section 12.9.	Waiver of Right to Rescission 49

Section 12.10.	Non-Compensatory Damages 49

Section 12.11.	Disclaimer of Application of Anti-Indemnity Statutes 49

Section 12.12.	Waiver of Trade Practices Act 50

Article XIII TERMINATION, DEFAULT AND REMEDIES	50

Section 13.1.	Right of Termination 50

Section 13.2.	Effect of Termination; Remedies 51

Section 13.3.	Return of Documentation and Confidentiality 51

Article XIV MISCELLANEOUS	52

Section 14.1.	Expenses and Taxes 52

Section 14.2.	Assignment 53

Section 14.3.	Publicity 53

Section 14.4.	Notices 53

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(continued)
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Section 14.5.	Removal of Name 54

Section 14.6.	Further Cooperation 54

Section 14.7.	Filings and Certain Governmental Approvals 55

Section 14.8.	Entire Agreement 55

Section 14.9.	Parties in Interest 55

Section 14.10.	Amendment 55

Section 14.11.	Waiver; Rights Cumulative 55

Section 14.12.	Governing Law; Dispute Resolution 56

Section 14.13.	Severability 57

Section 14.14.	Counterparts 57

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(continued)
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LIST OF APPENDICES, EXHIBITS AND SCHEDULES
Appendices
Appendix 1    Definitions
Appendix 2    Permitted Encumbrances
Appendix 3        Illustrative List of Items that are not Title Defects

Exhibits
Exhibit A-1    Leases
Exhibit A-2    Fee Interests
Exhibit A-3    Wells
Exhibit B    Rights of Way
Exhibit C    Form of Assignment and Bill of Sale
Exhibit D    Form of Assignment and Assumption for certain Contracts
Exhibit E    Form of Deed

Schedules
Schedule 1    Excluded Assets
Schedule 3.2(a)(vi)    Certain Capital Expenditures
Schedule 3.8    Allocated Values
Schedule 4.3    Conflicts
Schedule 4.4(a)    Required Consents
Schedule 4.4(b)    Soft Consents
Schedule 4.6    Litigation
Schedule 4.7    Material Contracts
Schedule 4.8    Violation of Laws
Schedule 4.9    Preferential Rights
Schedule 4.10    Personal Property
Schedule 4.11    Imbalances
Schedule 4.12    Current Commitments
Schedule 4.13    Contribution Requirements
Schedule 4.14    Non-Consent Elections
Schedule 4.15    Payout Balances
Schedule 4.16    Environmental
Schedule 4.17    Asset Taxes
Schedule 4.18    Tax Partnerships
Schedule 4.20    Plugging Obligations
Schedule 4.21    Bonds, Letters of Credit and Guarantees
Schedule 4.22    Permits
Schedule 4.23    Leases; Payments
Schedule 4.23(a)    Suspense Funds
Schedule 6.1    Conduct of Business

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is executed as of December 11, 2017 (the “Execution Date”), and is between Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), and Carrizo (Eagle Ford) LLC, a Delaware limited liability company (“Carrizo Eagle Ford,” and together with Carrizo, “Seller”), and EP Energy E&P Company, L.P., a Delaware limited partnership (“Buyer”).
Recitals
A.    Seller desires to sell and convey, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to certain oil and gas properties targeting the Eagle Ford Formation in the State of Texas (in LaSalle, McMullen and Frio counties) effective as of the Effective Time (as hereinafter defined).
B.    Certain of the Properties (as hereinafter defined) are owned of record by Carrizo for the benefit of Carrizo Eagle Ford, a wholly owned subsidiary of Carrizo.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1.    Defined Terms. In addition to the terms defined in the preamble of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix 1.
Section 1.2.    Interpretations. In construing this Agreement: (a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid to construction and shall not be interpreted to limit or otherwise affect the provisions of this Agreement or the rights and other legal relations of the parties hereto; (b) no consideration shall be given to the fact or presumption that either party had a greater or lesser hand in drafting this Agreement; (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (d) the word “includes” and its syntactic variants mean, unless otherwise specified, “includes, but is not limited to” and corresponding syntactic variant expressions; (e) words such as “herein,” “hereby,” “hereafter,” “hereof,” “hereto,” “hereabove,” “hereinabove,” “hereinbelow” and “hereunder” refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement; (f) whenever the context requires, the plural shall be deemed to include the singular, and vice versa; (g) each gender shall be deemed to include the other gender, when such construction is appropriate; (h) all of the Appendices, Exhibits and Schedules referred to in this Agreement are part of this Agreement and each Appendix, Exhibit and Schedule is hereby incorporated herein as if set forth in full herein; (i) references to a Person are also to its permitted successors and permitted assigns;

(j) all references in this Agreement to Appendices, Exhibits, Schedules, Articles and Sections refer to the corresponding Appendices, Exhibits, Schedules, Articles and Sections of this Agreement unless expressly provided otherwise; (k) unless expressly stated otherwise, the word “or” is not exclusive; and (l) unless otherwise expressly provided herein, any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and reference to all attachments thereto and instruments incorporated therein. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles, as interpreted as of the Execution Date.
ARTICLE II
PURCHASE AND SALE
Section 2.1.    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following (less and except for the Excluded Assets, such right, title and interest, collectively, the “Assets”):
(a)    the oil and gas leases, more particularly described in Exhibit A-1 (collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to (i) the leasehold estates created thereby and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, fee interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests and obligations, reversionary interests and all other interests of any kind or character;
(b)    the surface or oil and gas mineral fee interests more particularly described in Exhibit A-2 (collectively, the “Fee Interests”);
(c)    all oil, gas, water, injection, monitoring, and other wells located on the Leases, Lands, or Fee Interests or on other leases or lands with which the Leases, Lands or Fee Interests may have been pooled or unitized (collectively, the “Wells”) including those described in Exhibit A-3, and all Hydrocarbons produced therefrom or allocated thereto (the Leases, the Lands, the Fee Interests, the Wells, and the units described in Section 2.1(d) being collectively referred to hereinafter as the “Properties”);
(d)    all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;
(e)    all Applicable Contracts, but only with respect to rights and obligations arising thereunder from and after the Effective Time, except for rights relating to the Assumed Obligations;

(f)    to the extent that they may be assigned (subject to Section 10.4(f)), all permits, licenses, servitudes, easements, rights-of-way and other surface agreements (including those set forth on Exhibit B) to the extent used or held for use in connection with the ownership or operation of the Properties, the Applicable Contracts or the Personal Property (the “Easements”);
(g)    all equipment, machinery, fixtures, and other real, personal and mixed property, operational and nonoperational, known or unknown, located on the Properties or the other Assets described above or used or held for use in connection with the Properties or other Assets described above, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, structures, materials and other items used or held for use in the operation or maintenance thereof (“Personal Property”);
(h)    all Imbalances relating to the Properties or other Assets;
(i)    all geophysical and other seismic and related technical data and information relating to the Assets, excluding any proprietary geologic and geophysical interpretations (collectively, the “Seismic Data and Information”), to the extent such data and information may be assigned without Third Party consent or expenditures beyond tape copying costs and expenses unless Buyer has paid such expenditures and entered into a license agreement with the Third Party licensor;
(j)    all of the rights, titles and interests of Seller in and to all of the files, records, information and data, whether written or electronically stored, to the extent relating to the Assets, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) log books and Operating Data; and (v) facility and well records (“Records”), which Records will be provided to Buyer in electronic form if so maintained by Seller and otherwise in paper form; provided, however, that Seller shall have the right to retain copies of any or all such Records, and provided further, that Records shall not include any of the foregoing to the extent a transfer or disclosure would be restricted by obligations of confidentiality (provided, however, that Seller shall use commercially reasonable efforts to obtain a waiver of such restriction, provided, however, that Seller shall not be required to incur any out-of-pocket costs in seeking to obtain any such waiver) or to the extent that such information is privileged (excluding, however, title opinions and Applicable Contracts);
(k)    any claims and causes of action arising under or with respect to any Asset and all proceeds arising from such claims and causes of action, including any settlements thereof, to the extent such claims, causes of action and proceeds are attributable to the period from or after the Effective Time or relate to an Assumed Obligation;
(l)    all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period from or after the Effective Time pertaining to any of the Assets or that relate to an Assumed Obligation (or any other obligation which is the responsibility of Buyer hereunder) and, in each case, to the extent not relating to any Retained Obligations; and

(m)    any amounts held in suspense by Seller or any Third Party on Seller’s behalf pertaining to any of the Assets and that relate to an Assumed Obligation.
Section 2.2.    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
Section 2.3.    Revenues and Expenses.
(a)    Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to, and shall remain responsible for all Operating Expenses incurred with respect to, the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to, and shall be responsible for all Operating Expenses incurred with respect to, the Assets for the period of time from and after the Effective Time. Subject to the provisions hereof, all Operating Expenses attributable to the Assets, in each case that are: (i) incurred prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred from or after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including obligations to pay working interests, Royalties or other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties and including costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets by Buyer or its Affiliate under the relevant operating agreement or unit agreement, if any, but excluding other overhead, general and administrative, and similar costs (without limiting Section 3.2(a)(v)) and further excluding, in each case, costs incurred by Seller (w) to cure any Title Defect (excluding any ordinary course title curative undertaken in furtherance of the drilling or completion of any well on the Properties on or after the Effective Time) or to cure or remediate any Environmental Condition that exceeds the Individual Environmental Threshold, regardless of whether raised by Buyer under Article X and/or Article XI; (x) in respect of Retained Obligations; (y) in respect of Taxes and Transfer Taxes; or (z) in respect of any indemnification, defense, hold harmless, contribution, or reimbursement requirement under Section 12.2, regardless of Section 12.4. Determination of whether Operating Expenses are incurred before or after the Effective Time for purposes of this Section 2.3(a) is based on when services are rendered, when goods are delivered or when the work is performed. Operating Expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Time, as applicable. Operating Expenses allocable to both the Assets and other assets and properties (including costs of insurance) shall be prorated between the Assets to which such Operating Expenses apply and such other assets and properties pursuant to Seller’s past accounting practices, consistently applied, or, if no such accounting practices exist, a methodology reasonably reflective of the costs of ownership of the applicable Assets and any other assets and properties, in any case, excluding the effects of this Agreement.
(b)    For purposes of allocating production (and proceeds of production and other proceeds) under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.
(c)    Notwithstanding anything in this Section 2.3 to the contrary and without limiting Buyer’s rights with respect to Section 4.23(b) and Section 12.2(c)(vii) (as such rights may be limited by Article XII), (i) the Final Settlement Statement shall be the final accounting for any and all Operating Expenses owing from Seller to Buyer, and there shall be no adjustment for, or obligation to pay, any Operating Expenses owing from Seller to Buyer following the final determination of the Final Settlement Statement, and (ii) all Operating Expenses attributable to the Assets and not otherwise accounted for in the Final Settlement Statement shall become an “Assumed Obligation” as and to the extent set forth in Article XII.
ARTICLE III
PURCHASE PRICE
Section 3.1.    Purchase Price; Deposit.
(a)    The purchase price for the Assets shall be Two Hundred and Forty-Five Million Dollars ($245,000,000) (the “Purchase Price”), payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.
(b)    Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with Seller an amount equal to Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000) (the “Deposit”), which amount represents ten percent (10%) of the Purchase Price. The Deposit (without interest) shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 8.3(a)(vii) or be distributed in accordance with the terms of Section 13.2, as applicable.
Section 3.2.    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to all proceeds received by Buyer following Closing, in each case attributable to the sale of Hydrocarbons produced from or attributable or allocable to the Assets prior to the Effective Time, net of any Asset Taxes not already taken into account under Section 3.2(b)(iii), incurred in connection therewith and not reimbursed to Buyer by a Third Party purchaser and net of all Royalties (provided that to the extent such a netting for Royalties is made, Buyer shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);
(ii)    an amount equal to all Operating Expenses paid by Seller and not reimbursed to Seller that are incurred with respect to, the Assets on or after the Effective Time, whether paid before or after the Effective Time;
(iii)    the amount of all Asset Taxes prorated to Buyer pursuant to Section 14.1(b) but paid by Seller;
(iv)    an amount equal to the value of all merchantable Hydrocarbons (excluding basic sediment and water and tank bottoms) produced from or attributable or allocable to the Assets that, at the Effective Time, are in storage or tanks, or above the load level connection or within processing plants, at $50.00 per barrel (with respect to non-gaseous Hydrocarbons) or $3.00 per MCF (with respect to gaseous Hydrocarbons);
(v)    for the period of time from the Effective Time until Closing, monthly indirect overhead for producing and drilling/completing Wells included in the Seller Operated Properties that would normally be charged under the applicable joint operating agreement shall instead be calculated as a flat fee of Ninety Thousand Dollars ($90,000.00) per month, prorated for any partial month;
(vi)    any capital expenditures incurred by Seller with respect to the Properties listed on Schedule 3.2(a)(vi) and attributable to periods before the Effective Time;
(vii)    an amount equal to the value of any Imbalances by which Seller is underproduced or overdelivered priced at $3.00 per Mcf for gas Imbalances, existing as of the Effective Time; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds received by or on behalf of Seller on or following the Effective Time, in each case attributable to the sale of Hydrocarbons produced from or attributable or allocable to the Assets from and after the Effective Time, net of any Asset Taxes not already taken into account under Section 3.2(a)(iii), incurred in connection therewith and not reimbursed to Seller by a Third Party purchaser and net of all Royalties (provided that to the extent such a netting for Royalties is made, Seller shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);

(ii)    an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or attributable or allocable to the Assets before the Effective Time) to which Buyer is entitled pursuant to Section 2.3;
(iii)    the amount of all Asset Taxes prorated to Seller pursuant to Section 14.1(b) but to be paid by Buyer;
(iv)    an amount equal to the value of any Imbalances by which Seller is overproduced or underdelivered priced at $3.00 per Mcf for gas Imbalances, existing as of the Effective Time;
(v)    the amount provided in Section 10.2 for Title Defects;
(vi)    the amount provided in Section 11.1 for Environmental Conditions;
(vii)    the amounts provided in Section 10.2(c), Section 11.1(b), Section 10.3(b) or Section 10.4 for any Properties and other Assets excluded from the Assets pursuant to such Section;
(viii)    (A) the amount of any funds held in suspense as described in Section 2.1(m); and (B) Third Party cash call payments received by or on behalf of Seller and not yet applied but only to the extent attributable to Assumed Obligations; and
(ix)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
Section 3.3.    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.4.
Section 3.4.    Preliminary Settlement Statement. Not less than two (2) business days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with reasonable supporting documentation and the designation of Seller’s account for the wire transfers of funds as set forth in Section 8.3(a)(vii). Within twenty-four (24) hours after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the parties, will be used to adjust the Purchase Price at Closing. If the parties are unable to reach agreement on adjustments to the Purchase Price on the Preliminary Settlement Statement (excluding adjustments to the Purchase Price under Section 3.2(b)(v), Section 3.2(b)(vi) and Section 3.2(b)(vii)), the Preliminary Settlement Statement as prepared by Seller will be used to adjust the Purchase Price at Closing, absent manifest error.

Section 3.5.    Final Settlement Statement. On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price (excluding any unresolved disputed matters under Section 11.1(b), or Section 10.2(c)) and shows the resulting final Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement (including Section 2.3). As soon as practicable, and in any event within 30 days, after receipt of the Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Settlement Statement Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or if Buyer fails to timely deliver the Settlement Statement Dispute Notice, the Final Settlement Statement and the Final Price, shall be final and binding on the parties hereto (excluding any unresolved disputed matters under Section 11.1(b)(i) or Section 10.2(c) and without limiting the other express rights of the parties under this Agreement). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party within ten days to the owed party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party.
Section 3.6.    Disputes. If Seller and Buyer are unable to resolve the matters addressed in a timely delivered Settlement Statement Dispute Notice, each of Buyer and Seller shall, within 14 business days after the delivery of such Settlement Statement Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston office of Grant Thornton LLP, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Settlement Statement Dispute Notice, the Final Settlement Statement and any other documentation such party may desire to submit. The Accounting Arbitrator shall calculate the Final Price based on the information submitted by the parties and in accordance with the adjustment methodology set forth in this Article III, and render its decision no later than 20 days after receiving the parties’ respective submissions. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the adjustments to the Purchase Price under this Article III submitted by a party and may not award damages, interest or penalties to any party with respect to any matter. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price, as determined by the Accounting Arbitrator, shall be paid by the owing party within ten days to the owed party.
Section 3.7.    Allocation of Purchase Price for Tax Purposes. For federal income Tax purposes, Buyer and Seller agree that the Final Price and any other items properly treated as consideration for federal income Tax purposes shall be allocated among the Assets transferred to Buyer by each of (i) Carrizo and (ii) Carrizo Eagle Ford in accordance with the principles of Section 1060 of the Code and the Treasury Regulations and in a manner reasonably consistent with the

Allocated Values, and will be set forth in separate schedules proposed by Buyer and reasonably acceptable to Seller (the “Tax Allocations”). If Seller and Buyer are unable to agree upon the Tax Allocations within 15 days of delivery of proposed schedules by Buyer, the matter will be submitted to the Accounting Arbitrator for binding resolution in accordance with Section 3.6. Buyer and Seller shall each bear their own respective costs of obtaining such resolution, except that any fees and expenses related to the procurement of services from an Accounting Arbitrator shall be shared equally by Buyer and Seller. Buyer and Seller agree that (i) the Tax Allocations shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594 and (ii) neither they nor their Affiliates will take positions inconsistent with such Tax Allocations in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes. Seller makes no representation or warranty as to the accuracy of any value determined hereunder.
Section 3.8.    Allocated Value. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 3.8 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Seller makes no representation or warranty as to the accuracy of any Allocated Value.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as otherwise provided below or in the disclosures schedules, Seller (jointly and severally) represents and warrants to Buyer the matters set out in this Article IV:
Section 4.1.    Organization, Existence. Seller is a corporation (with respect to Carrizo) or limited liability company (with respect to Carrizo Eagle Ford) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign entity, and is in good standing in all jurisdictions in which such qualification is required by Law.
Section 4.2.    Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party have been duly and validly authorized and approved by all necessary corporate or limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.3.    No Conflicts. Subject to the receipt of the consents set forth on Schedule 4.4(a), all matters disclosed on Schedule 4.3, the Soft Consents and the Customary Post-Closing Consents, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions or provisions of any Lease, operating agreement, note, bond, mortgage, indenture, license or other contract, or (c) violate any Law applicable to Seller or any of the Assets the violation of which could reasonably be expected to have a Material Adverse Effect.
Section 4.4.    Consents. Except (a) as set forth in Schedule 4.4(a), (b) as set forth in Schedule 4.4(b), (c) Customary Post-Closing Consents, and (d) Preferential Rights to Purchase set forth in Schedule 4.9, there are no consents or other restrictions on assignment, including requirements for consents to any assignment (excluding consents required from Buyer or its Affiliates), in each case that are necessary in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement by Seller.
Section 4.5.    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.
Section 4.6.    Litigation. Except as set forth in Schedule 4.6, there is no suit, action, or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending or, to Seller’s Knowledge, threatened against the Assets, Seller or its Affiliates relating to or that may affect any of the Assets (and provided that, with respect to Properties that are not Seller Operated Properties, this Section 4.6 shall be deemed qualified to Seller’s Knowledge to the extent not already so qualified) or Seller’s ownership or operation thereof.
Section 4.7.    Material Contracts.
(a)    Except for Applicable Contracts to which Buyer (or one or more of its Affiliates) is a named party or (with respect to a Buyer-Operated Property) subject (and provided that, with respect to Properties that are not Seller Operated Properties, this Section 4.7 shall be deemed qualified to Seller’s Knowledge), Schedule 4.7 sets forth all Applicable Contracts of the type described below that relate to the Assets (collectively, the “Material Contracts”):
(i)    any Applicable Contract that has resulted or can reasonably be expected to result in aggregate payments or revenues by or to Seller (or its Affiliates) of more than $250,000 for (y) Applicable Contracts that have been in effect for at least one year, during the last, current, or any subsequent calendar year (based solely on the terms thereof and realized volumes and without regard to any expected increase in volumes or revenues) or (z) Applicable Contracts that have been in effect for less than one year, during the current or any subsequent calendar year (based solely on the terms thereof and current volumes and without regard to any expected increase in volumes or revenues);
(ii)    any Hydrocarbon purchase and sale, exchange, gathering, transportation, processing, storage, transportation or similar Applicable Contract that

(A) is not terminable without penalty on 60 days’ or less notice; (B) provides for a commitment of any Asset; or (C) provides for minimum throughputs or volumes or the payment of capital reimbursement, demand charges, facilities access charges or other similar charges;
(iii)    any Applicable Contract that constitutes a lease under which Seller (or its Affiliates) is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or cost upon 60 days’ or less notice and (B) involves an annual base rental of more than $365,000;
(iv)    any joint operating agreements, unit operating agreements, unit agreements or other similar arrangements governing Properties with an Allocated Value of more than $75,000;
(v)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract which will be binding after Closing on any of the Assets or Buyer’s ownership thereof after Closing;
(vi)    any farmout, farmin, participation, asset purchase or sale, exchange, or similar agreement relating to the Assets where the primary obligations (including the obligation to make any payment (other than a payment in respect of a surviving indemnity obligation) to acquire or transfer any asset) have not been performed;
(vii)    any futures, hedge, swap, collar, put, call, floor, cap, option or other Applicable Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, in all of such cases that is binding upon the Assets or would be binding upon Buyer following the Closing;
(viii)    any Applicable Contract that constitutes a non-competition agreement, area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Buyer after the Closing will be able to conduct business, including area of mutual interest Applicable Contracts;
(ix)    any Applicable Contract containing “tag along,” “drag along” or similar rights allowing a Third Party to participate in, or cause the occurrence of, future sales of any of the Assets or interests therein;
(x)    any Applicable Contract related to Seismic Data and Information that is not an Excluded Asset;
(xi)    any Applicable Contract with any Affiliate of Seller that will not be terminated prior to Closing; and

(xii)    any saltwater disposal contract and any compressor contract not otherwise listed in this Section 4.7 relating to the Assets.
(b)    Except as set forth on Schedule 4.7, the Material Contracts are in full force and effect in all material respects and there exist no material defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Seller has not given, or received any unresolved written notice of termination or default with regards to any Material Contract. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all material amendments thereto. To Seller’s Knowledge, no party to a Material Contract has given any notice of price redetermination, market out, curtailment or termination.
Section 4.8.    No Violation of Laws. Except as set forth on Schedule 4.8, there is no pending or, to Seller’s Knowledge, threatened regulatory compliance or enforcement action related to the Assets (other than the Buyer Operated Properties) and Seller has not received, nor has any Knowledge of, written notice alleging any violation of any Law applicable to the Assets (other than the Buyer Operated Properties), in each case, the resolution of which is currently outstanding. Except where lack of compliance would not have a Material Adverse Effect, Seller’s ownership and operation of the Assets (other than the Buyer Operated Properties) is in compliance with all Laws. This Section 4.8 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.16.
Section 4.9.    Preferential Rights. Except as set forth in Schedule 4.9, there are no Preferential Rights to Purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.
Section 4.10.    Personal Property. To Seller’s Knowledge, except as set forth in Schedule 4.10, all Personal Property constituting a part of the Assets are in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such Personal Property was constructed, obtained or currently being used, except as would reasonably be expected to have a Material Adverse Effect.
Section 4.11.    Imbalances. Schedule 4.11 sets forth all Imbalances associated with the Properties as of the Effective Time.
Section 4.12.    Current Commitments. Schedule 4.12 sets forth, as of the date set forth in such Schedule, all authorities for expenditures (“AFEs”) relating to the Properties (other than the Buyer Operated Properties) which require expenditures by Seller and/or its Affiliates in excess of $250,000 and for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.
Section 4.13.    Contribution Requirements. Except as set forth on Schedule 4.13 and only with respect to Assets that are Seller Operated Properties, there are no material contribution requirements with respect to defaulting co-owners as to any of such Assets.

Section 4.14.    Non-Consent Elections. Except as set forth on Schedule 4.14, Seller has not elected nor been deemed to have elected as a non-consenting party with respect to any Well, proposal or other operations with respect to the Assets.
Section 4.15.    Payout Balances. (a) Schedule 4.15 contains a list of the estimated status of any “payout” balance (gross), as of the dates shown in such Schedule, for each Seller Operated Property that is subject to a reversion or other adjustment at some level of cost recovery or payout, and, (b) to Seller’s Knowledge, Schedule 4.15 contains a list of the estimated status of any “payout” balance (gross), as of the dates shown in such Schedule, for each other Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.
Section 4.16.    Environmental.
(a)    Except as set forth on Schedule 4.16, to Seller’s Knowledge, Seller’s ownership, use and operation of the Assets (other than the Buyer Operated Properties) is in compliance with all applicable Environmental Laws, except for such failures to comply as have not had, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Except as set forth on Schedule 4.16, Seller has not received, nor, to Seller’s Knowledge, has any Third Party operator received, within the preceding two (2) years, any notice of violation of any Environmental Law relating to the Assets (other than the Buyer Operated Properties), in each case which remains unresolved and for which remaining outstanding Liabilities (or series of related Liabilities) resulting therefrom reasonably would be expected to exceed $100,000.
(c)    Complete and accurate copies of all final written third parties reports of environmental site assessments and/or compliance audits that have been prepared by or on behalf of Seller in the two (2) years prior to the Execution Date and that identify or address any material unresolved Environmental Condition affecting the Assets (other than the Buyer Operated Properties) have been provided to Buyer prior to the Execution Date.
This Section 4.16 constitutes, with respect to this Section, Section 4.7, Section 4.8 and Section 4.22, Seller’s sole and exclusive representations and warranties regarding Environmental Laws (including Permits required or issued thereunder), Environmental Conditions, and Hazardous Substances, and shall be deemed to control over any conflicting representation or warranty made by Seller with respect to such Sections.
Section 4.17.    Asset Taxes. Except as disclosed on Schedule 4.17 and with respect to Taxes which are being paid by Buyer (or its Affiliates) as operator of certain of the Properties, all Asset Taxes and assessments (including penalties and interest) relating to Seller’s ownership or operation of the Assets, the production of Hydrocarbons therefrom, or the receipt of proceeds therefrom that are or have become due and payable have been time paid in full, other than Asset Taxes which have been contested in good faith, and no such contests are ongoing. Except as disclosed on Schedule 4.17, all Tax Returns with respect to Asset Taxes that are required to be filed by Seller relating to Seller’s ownership or operation of the Assets, the production of Hydrocarbons therefrom, or the receipt of proceeds therefrom have been filed. There are no audits, investigations, litigation or other proceedings pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority relating to the payment of any Asset Taxes imposed or based on Seller’s ownership or operation of the Assets. There are not currently in effect any extensions or waivers by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes related to the ownership or operation of the Assets. There are no liens for Taxes on any of the Assets except for Permitted Encumbrances. All withholding required to be paid or withheld under applicable Law with respect to the ownership or operation of the Assets has been paid or withheld.
Section 4.18.    Tax Partnerships. Except as set forth on Schedule 4.18, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Asset subject to a tax partnership agreement, the tax partnership has an election in effect under Section 754 of the Code.
Section 4.19.    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility or which would burden the Assets.
Section 4.20.    Current Plugging Obligations. Except as set forth in Schedule 4.20, (a) Seller has not received any notices or demands from any Governmental Authority or, to Seller’s Knowledge, any other Person to plug any Wells (excluding Wells included within the Buyer Operated Properties) or perform any mechanical integrity tests on Wells (excluding Wells included within the Buyer Operated Properties); and (b) there are no Wells (excluding Wells included within the Buyer Operated Properties) that Seller is obligated by applicable Law or contract to currently plug or abandon, that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority, or that have been plugged and abandoned other than in compliance with applicable Law.
Section 4.21.    Bonds and Guaranties. Schedule 4.21 contains a complete and accurate list of all material bonds, letters of credit, guaranties, and other credit support instruments posted, provided, or entered into by Seller or any of its Affiliates in connection with the ownership or operation of the Assets.
Section 4.22.    Permits. Except as set forth in Schedule 4.22, (a) with respect to Seller Operated Properties, Seller or its Affiliates (as applicable) have acquired all Permits from appropriate Governmental Authorities to conduct operations on such Seller Operated Properties in material compliance with all applicable Laws; (b) all such Permits are in full force and effect and no proceeding is pending or, to Seller’s Knowledge, threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with such Permits.
Section 4.23.    Leases; Payments. Except as set forth on Schedule 4.23(a), (a) all proceeds owing to Seller from the sale of Hydrocarbons produced from the Properties are being received by Seller in a timely manner and are not being held in suspense; (b) all bonuses, rentals, Royalties and other payments and burdens upon, measured by or payable out of production due and payable under the Leases have been duly and timely paid, except such amounts as are held in suspense pursuant to applicable Law or are being held in suspense by any applicable operator; (c) no material default by Seller exists under any Lease or any contract, agreement or instrument related to any Lease; and (d) Seller has not received, and, to Seller’s Knowledge, no party to any Lease has given or threatened to give, notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Lease or any provision thereof. Schedule 4.23 sets forth all Leases which (x) are held by any means other than the primary term thereof or the production of Hydrocarbons in paying quantities, and (y) will expire, terminate or become impaired, in whole or in part, absent actions by or on behalf of Seller on or before a date that is 90 days after the Closing Date.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
Except as otherwise provided below, Buyer hereby represents and warrants to Seller the matters set forth in this Article V.
Section 5.1.    Organization; Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated in this Agreement.
Section 5.2.    Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and each Transaction Document to which Buyer is a party have been duly and validly authorized and approved by all necessary company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Seller will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, lien, encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated in this Agreement.
Section 5.4.    Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
Section 5.5.    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer.
Section 5.6.    Litigation. There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or, to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, that could reasonably be expected to have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.
Section 5.7.    Financing. Buyer has on the date hereof and shall have on the Closing Date, sufficient immediately available cash funds and available lines of credit with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.8.    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer, except to the extent of Seller’s representations in Article IV (and the confirmation of such representations and warranties in the certificate delivered by Seller at Closing pursuant to Section 8.3(b)(i)), and the special warranty of title in the Assignment and the Deed, (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors engaged by Seller and (b) has undertaken such due diligence pertaining to the Properties and other Assets as Buyer deems adequate.
Section 5.9.    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall have any responsibility.
Section 5.10.    Accredited Investor.
(a)    Buyer is aware that the sale of the Assets conveyed herein by Seller has not been registered under the Securities Act or under the securities Laws of any state. Buyer represents and warrants that (i) Buyer is an accredited investor as such term is defined in Regulation D of the Securities Act and (ii) Buyer is acquiring an interest in the Assets for its own account for use in Buyer’s trade or business and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act (including the rules and regulations thereunder). Buyer represents and warrants that if it sells, transfers or otherwise disposes of the Assets, it will do so in compliance with the Securities Act and any other applicable securities Laws (including state securities Laws).
(b)    Buyer is aware that no federal or state agency has made any findings or determinations as to the fairness of purchasing the Assets conveyed herein or any recommendations or endorsement with respect thereto.
(c)    Buyer recognizes that its representations and warranties in this Section 5.10 are material inducements to Seller’s acceptance of Buyer’s purchase of the Assets conveyed herein, and without such representations and warranties, Buyer’s purchase would not be accepted.
Section 5.11.    Qualified Operator; Credit Support. Buyer will upon the Closing and thereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained (or as of Closing shall maintain), and will hereafter continue to maintain, all bonds, letters of credit and guarantees as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets.
Section 5.12.    No Foreign Ownership or Control. Buyer’s purchase of the Assets conveyed under the Transaction Documents will not result in foreign ownership, control or influence requiring pre-closing notifications to, review by or consent or approval of the Committee on Foreign Investment in the United States.
ARTICLE VI
CERTAIN AGREEMENTS
Section 6.1.    Conduct of Business. Except (i) as set forth in Schedule 6.1, (ii) as required to be taken prior to February 28, 2018 to perpetuate any Lease, (iii) as expressly required to be taken prior to February 28, 2018 by any Lease, Applicable Contract, Law or Governmental Authority, including as contemplated by the AFEs and other capital commitments described in Section 4.12, (iv) as expressly contemplated by this Agreement, (v) for actions taken to respond to sudden emergencies constituting an immediate threat to health, safety or the environment, or (vi) as consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, from and after the date hereof until Closing:
(a)    maintain the Assets in the ordinary manner consistent with past practice;
(b)    operate the Seller Operated Properties in the ordinary manner consistent with past practice;
(c)    maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller and applicable Law;

(d)    maintain in full force and effect all material permits and authorizations granted by a Governmental Authority;
(e)    (i) not propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by the owner of the Assets in excess of $250,000, (ii) make any capital expenditures with respect to any single operation, or series of related operations, in excess of $250,000 or (iii) propose or make capital expenditures subject to clauses (i) and (ii) in excess of $1,000,000 in the aggregate; provided, however, that Seller may consent to any AFEs from Buyer (or an Affiliate of Buyer) to drill, frac or complete wells unless Seller and Buyer mutually agree in writing that Seller shall not consent to such AFE;
(f)    not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.7, or terminate (unless such Material Contract terminates pursuant to its stated terms and except with respect to any agreement set forth on Schedule 4.18) or materially amend or change the terms of any Material Contract;
(g)    maintain insurance coverage on the Assets furnished as of the Execution Date by Third Parties in the amounts and of the types in place as of the Execution Date;
(h)    not transfer, sell, mortgage, pledge or dispose of or otherwise encumber any of the Assets other than (i) Permitted Encumbrances, (ii) the sale or disposal of Hydrocarbons in the ordinary course of business and (iii) sales of equipment and other Assets that are no longer necessary or useful in the operation of the Assets or for which replacement equipment of equal or better quality has been obtained;
(i)    not settle, waive, or compromise any claim or other proceeding through payments in excess of $200,000 in a manner that would adversely affect in any material respect the ownership, operation, or use of the Assets taken as a whole or for which Buyer would have liability;
(j)    produce Hydrocarbons consistent with past practices, subject to the terms of the applicable Leases and Applicable Contracts, applicable Laws, and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance, and not incur any material Imbalance; and
(k)    not commit or agree to take (or omit to take) any action that, if so taken or omitted, would result in a violation of this Section 6.1.
Buyer acknowledges that Seller owns undivided interests in certain of the Properties where Seller is not the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller and its Affiliates have not proposed an action that would be in violation of this Section 6.1 and have voted their interest in a manner that complies with the provisions of this Section 6.1. Notwithstanding anything to the contrary in this Section 6.1, subsections (ii) and (iii) of the lead-in of this Section 6.1 shall only constitute exceptions to Sections 6.1(e), (i), and (j).

Section 6.2.    Notification of Breaches. Until the Closing:
(a)    Buyer shall use good faith efforts to notify Seller promptly after Buyer obtains actual Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Seller shall use good faith efforts to notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect.
Section 6.3.    Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operator of the Seller Operated Properties, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the same since the Seller Operated Properties or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Seller Operated Properties, to the extent permitted under any joint operating agreement, Seller shall vote its interests in favor of Buyer as successor operator and use its commercially reasonable efforts to support Buyer’s efforts to become successor operator (to the extent permitted under any joint operating agreement) effective as of the Closing and to designate or appoint, by assignment, to the extent legally possible, Buyer as successor operator effective as of Closing.
Section 6.4.    Governmental and Third Party Bonds. Buyer acknowledges that no bonds, letters of credit and guarantees that have been posted by Seller or its Affiliates with Governmental Authorities and Third Parties and relating to the Assets are transferable to Buyer and any bonds, letter of credit and guarantees shall be cancelled by Seller at or after Closing. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for those bonds, letters of credit and guarantees set forth on Schedule 4.21 to the extent required for Buyer to own the Assets.
Section 6.5.    Record Retention. Buyer shall, for the longer of a period of seven years and as required by Law, following Closing, retain the Records and provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access upon prior notice to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense; provided that Buyer may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Seller in advance and provides Seller with an opportunity to copy such Records at Seller’s expense. Buyer shall also provide Seller, its Affiliates and its and their officers, employees and representatives with reasonable access during normal business hours to Records relating to any indemnification claim made under this Agreement with respect to a Claim for review and copying at Seller’s expense.

Section 6.6.    Like-Kind Exchange. Seller and Buyer agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under section 1031 of the Code or similar section of the Code and any corresponding state income tax provisions (a “Like-Kind Exchange”). Each such party shall cooperate fully, to the extent reasonably requested by the other party, in connection with accommodating a Like-Kind Exchange. Each party reserves the right, at or prior to Closing, to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange. In connection with any such Like-Kind Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets under applicable Law. Each party hereby consents to the other party’s assignment of its rights in this Agreement; provided that the Closing shall not be delayed or affected by reason of the Like-Kind Exchange. Each party acknowledges and agrees that a whole or partial assignment of its rights under this Agreement shall not release such exchanging party from any of its respective liabilities and obligations to the other cooperating party or expand any liabilities or obligations of such cooperating party under this Agreement. The cooperating party shall not be obligated to pay any additional costs or incur any additional obligations if such costs are the result of the exchanging party’s Like-Kind Exchange, and the exchanging party shall indemnify the cooperating party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives against any Claims arising from such exchanging party’s Like-Kind Exchange. No representations are made that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange.
Section 6.7.    Marketing and Transportation Agreements. Seller shall use commercially reasonable efforts to obtain the consents necessary to assign any marketing and transportation agreements before Closing. However, if Seller is unable to obtain such consents prior to Closing, Seller shall, if permitted under the terms of such agreements and applicable Law, make available the benefits of such marketing and transportation agreements to Buyer by marketing and selling Buyer’s Hydrocarbons through such agreements on the same terms and conditions as they exist on the Closing Date or such amended terms and conditions as Seller shall approve; provided, that Seller shall not be obligated to extend the stated term of any marketing and transportation agreements, including pursuant to any available renewal option; provided further, that Buyer shall use commercially reasonable efforts to replace such agreements as soon as practicable. If Seller markets and sells Buyer’s Hydrocarbons pursuant to this Section 6.7, Buyer shall deliver such quantity of Hydrocarbons to Seller as is sufficient to allow Seller to meet the minimum quantity and quality commitments under such agreement at the delivery point set forth therein. Buyer shall also fully comply with all other terms and conditions of such marketing and transportation agreements as if it were a party thereto. Buyer shall indemnify, defend, hold harmless and release the Seller Indemnified Parties against any Claims arising from or related to Seller’s marketing and transportation of Buyer’s Hydrocarbons, except for any claims actually resulting from the gross negligence or willful misconduct of Seller.

Section 6.8.    Amendment to Schedules. Buyer agrees that, without limiting in any respect Buyer’s rights hereunder or under any other Transaction Document or giving rise to or constituting a claim, counter-claim or other cause or right of action by Seller or any Seller Indemnified Party, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered by Seller after Seller’s execution and delivery of this Agreement (including the addition of Schedules that are responsive to the representations and warranties contained herein but for which a Schedule is not contemplated as of the Execution Date). Any such amendment shall be for informational purposes only, shall not constitute a waiver of, or otherwise impair in any respect the rights of the parties under the other provisions of this Agreement or any other Transaction Document (including under Article XII); shall not be admissible in any proceeding between or among the parties or their Affiliates (or Buyer Indemnified Parties or Seller Indemnified Parties, as applicable), whether pursuant to a defense of any claim, a counter-claim, or otherwise, and, without limiting the foregoing, for purposes of determining whether the conditions set forth in Section 7.1 have been fulfilled and for purposes of determining whether Seller has breached any of its representations and warranties contained in this Agreement, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.
Section 6.9.    Tax Matters.
(a)    Subject to Section 6.6, for federal income Tax purposes, Buyer and Seller agree that the transaction contemplated by this Agreement shall be treated as a sale and exchange of assets pursuant to section 1001 of the Code. Seller and Buyer further agree that (i) they shall file all federal, state and local Tax Returns consistently with this Section 6.9(a) and (ii) neither they nor their Affiliates will take positions inconsistent with this Section 6.9(a) in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes.
(b)    As soon as practicable, Seller shall cause the Tax Partnership to terminate effective on December 31, 2017. Seller shall cause the Tax Partnership to timely file a final Internal Revenue Service Form 1065 U.S. Partnership Return of Income and Internal Revenue Service Schedule K-1 (or such successor form and schedule) for the tax year ending on December 31, 2017.
(c)    As soon as practicable after Closing but no later than April 15, 2019, pursuant to Section 3.3 of the Tax Partnership Agreement of the Tax Partnership, Seller agrees to take any action after the Tax Partnership is terminated, as is necessary to validly elect out of the provisions of Subchapter K Chapter 1 of Subtitle A of the Code with respect to the Joint Interests (as defined in the PPA) for the taxable year that includes the Closing Date (such actions include the filing of any returns and information statements required under Treas. Reg. Section 1.761-2(b) as consented to by the parties thereto). Seller shall deliver to Buyer a copy of such election as soon as practicable after such election is filed with the Internal Revenue Service.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1.    Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or express written waiver by Buyer, on or prior to the Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality, Material Adverse Effect or any similar language contained therein) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than individual representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality, Material Adverse Effect or any similar limitation contained therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
(c)    No Legal Proceedings. No material suit, action or other proceeding by a Third Party shall be pending before any Governmental Authority or arbitrator or threatened in writing against Buyer or its Affiliates seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages from Buyer or its Affiliates in connection with, the transactions contemplated by this Agreement.
(d)    Title Defects and Environmental Conditions. The sum of (i) the amount by which the sum of (A) all Title Defect Amounts claimed in good faith by Buyer pursuant to Section 10.2(e) with respect to Title Defects submitted on or before the Title Claim Date and (B) all Remediation Amounts for Environmental Conditions claimed in good faith by Buyer pursuant to Section 11.1 with respect to Environmental Conditions Notices submitted on or before the Environmental Claim Date, exceeds the Aggregate Deductible, (ii) all Casualty Losses pursuant to Section 10.3(a), (iii) the Allocated Value of any Asset excluded at Closing pursuant to Section 10.3(b) or subject to a threatened or pending eminent domain or condemnation action pursuant to Section 10.3(c) (whether or not excluded from this Agreement), and (iv) the Allocated Value of any Asset excluded at Closing pursuant to Section 10.4(c) or Section 10.4(f), shall be less than 25% of the Purchase Price.
(e)    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller pursuant to this Agreement.

Section 7.2.    Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or express written waiver by Seller, on or prior to the Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality, Material Adverse Effect or any similar language contained therein) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than individual representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
(c)    No Legal Proceedings. No material suit, action or other proceeding by a Third Party shall be pending before any Governmental Authority or arbitrator or threatened in writing against Seller or its Affiliates seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages from Seller or its Affiliates in connection with, the transactions contemplated by this Agreement.
(d)    Title Defects and Environmental Conditions. The sum of (i) the amount by which the sum of (A) all Title Defect Amounts claimed by Buyer pursuant to Section 10.2(e) with respect to Title Defects submitted on or before the Title Claim Date and (B) all Remediation Amounts for Environmental Conditions claimed by Buyer pursuant to Section 11.1 with respect to Environmental Conditions Notices submitted on or before the Environmental Claim Date, exceeds the Aggregate Deductible, (ii) all Casualty Losses pursuant to Section 10.3(a), (iii) the Allocated Value of any Asset excluded at Closing pursuant to Section 10.3(b) or subject to a threatened or pending eminent domain or condemnation action pursuant to Section 10.3(c) (whether or not excluded from this Agreement), and (iv) the Allocated Value of any Asset excluded at Closing pursuant to Section 10.4(c) or Section 10.4(f), shall be less than 25% of the Purchase Price.
(e)    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer pursuant to this Agreement.
ARTICLE VIII
CLOSING
Section 8.1.    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”)

shall occur on January 31, 2018, or if all of the conditions to be satisfied in Article VII prior to Closing have not yet been satisfied or waived, two business days after the satisfaction (or waiver) of all closing conditions set forth in Article VII, or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
Section 8.2.    Place of Closing. The Closing shall be held at Seller’s offices located at 500 Dallas Street, Suite 2300, Houston, TX 77002.
Section 8.3.    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Buyer shall deliver to Seller:
(i)    a certificate duly executed by an authorized corporate officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;
(ii)    a certificate duly executed by an authorized representative of Buyer, dated as of the Closing, (A) attaching and certifying on behalf of Buyer complete and correct copies of (1) the organization documents of Buyer, each as in effect as of the Closing and (2) evidence of Buyer’s authorization for the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby and (B) certifying on behalf of Buyer the incumbency of each authorized representative of Buyer executing this Agreement or any document delivered in connection with the Closing;
(iii)    the executed and acknowledged Assignments, in sufficient counterparts to facilitate recording in the applicable counties, covering the Assets;
(iv)    the executed and acknowledged Deeds, in sufficient counterparts to facilitate recording in the applicable counties, covering the Fee Interests;
(v)    the executed Assignment and Assumption;
(vi)    subject to Section 3.3, the Preliminary Settlement Statement;
(vii)    to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price less the Deposit and any amounts in excess of the Deposit amounts withheld pursuant to Section 10.2(g) or Section 11.1(g);
(viii)    any conveyances on official forms and related documentation reasonably necessary to transfer the Properties, or the operatorship thereof, to Buyer in accordance with requirements of any Governmental Authority; and

(ix)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and delivered at the Closing.
(b)    Seller shall deliver to Buyer:
(i)    certificates duly executed by an authorized corporate officer of each Seller, dated as of the Closing, certifying on behalf of each Seller that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;
(ii)    a certificate duly executed by the authorized representative of each Seller, dated as of the Closing, (A) attaching and certifying on behalf of Seller complete and correct copies of (1) the certificate of incorporation or formation and the bylaws or operating agreement of Seller, each as in effect as of the Closing and (2) the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby and (B) certifying on behalf of Seller the incumbency of each authorized representative of such Seller executing this Agreement or any document delivered in connection with the Closing;
(iii)    the executed and acknowledged Assignments, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets;
(iv)    the executed and acknowledged Deeds, in sufficient counterparts to facilitate recording in the applicable counties, covering the Fee Interests;
(v)    the executed Assignment and Assumption;
(vi)    subject to Section 3.3, the Preliminary Settlement Statement;
(vii)    on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;
(viii)    any conveyances on official forms and related documentation necessary to transfer the Properties, or the operatorship thereof, to Buyer in accordance with requirements of any Governmental Authority;
(ix)    an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person or is a disregarded entity whose owner is not a foreign person within the meaning of Section 1445 of the Code;
(x)    full, recordable, and duly executed and acknowledged releases, effective as of the Closing Date, of all Encumbrances encumbering or affecting any of the Assets that are created under, pursuant to, or evidenced by that certain Credit Agreement dated as of January 27, 2011, as the same has been amended through the

Closing Date, among Carrizo, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lender parties named therein, which releases will be in form and substance legally sufficient to fully and finally release all such Encumbrances with respect to the Assets and will otherwise be customary in the industry; provided, however, that Buyer shall have the opportunity to review and comment on such releases; and
(xi)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and delivered at the Closing.
Section 8.4.    Records. In addition to the obligations set forth in Section 8.3 above, no later than 60 days following the Closing, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller may retain written or electronic copies of such Records. Copying and transportation of the Records will be at Buyer’s sole cost. From and after the Execution Date, Seller shall coordinate with Buyer and provide such commercially reasonable information to Buyer as may be reasonably necessary to permit Buyer to operate the Assets from and after the Closing and until receipt of the Records.
ARTICLE IX
ACCESS; CONFIDENTIALITY; USE; DISCLAIMERS
Section 9.1.    Access.
(a)    From and after the date hereof and up to delivery of the Records to Buyer as provided in Section 8.4 (or earlier termination of this Agreement) but subject to the other provisions of this Section 9.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, consultants and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Seller Operated Properties and all Records in Seller’s or its Affiliates’ possession relating to the Assets. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s and Seller’s Affiliates’ personnel knowledgeable with respect to the Assets so that Buyer may make such reasonable diligence investigation as Buyer considers reasonably necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment and shall be conducted so as not to interfere unreasonably with the operation of the business of Seller and shall not require Seller to waive any attorney-client privilege nor to violate any contractual obligation. In addition, Seller shall provide Buyer with access to any records and to Seller’s Representatives to the extent reasonably requested and necessary to respond to any tax audit or inquiry suggesting that Buyer is liable as successor, transferee or member of a group having joint and several liability for any Taxes payable by Buyer but allocated to Seller or its Affiliates under Section 14.1; provided, however, Seller shall not be required to take any action pursuant to this Section 9.1 which would result in a waiver of attorney-client privilege.

(b)    Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets (excluding the Buyer Operated Properties). Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on such Assets and also to collect split test samples if any are collected; provided, however, subject to Buyer providing Seller at least 2 business days’ prior written notice of Buyer’s proposed site access particulars (including, without limitation, an arrival schedule and list of persons to be present), Buyer’s rights under this Section 9.1 shall apply regardless of whether Seller or such designee elects or is able to so accompany Buyer or Buyer’s Representative, and neither Buyer nor Buyer’s Representative shall be required to accommodate the schedules of Seller or its designee. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). In the event that Buyer’s Phase I environmental property assessments with respect to the Assets (excluding the Buyer Operated Properties) identify actual or potential “recognized environmental conditions,” then Buyer may request Seller’s permission to conduct additional Phase II environmental property assessments with respect to such Assets (excluding the Buyer Operated Properties) to further assess such conditions. Any sampling, boring, drilling or other invasive investigation activities shall be considered “Phase II” activities. The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to Seller in a Phase II environmental property assessment plan, which shall include a written description of the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Seller may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative,” and any such assessment shall be performed in accordance with this Section 9.1 and in compliance with all Governmental Requirements.
(c)    Subject to Buyer providing Seller at least 2 business days’ prior written notice of Buyer’s proposed site access particulars (including, without limitation, an arrival schedule and list of persons to be present), Buyer shall coordinate any environmental property assessments and physical inspections of the Seller Operated Properties with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall abide by Seller’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Seller Operated Properties. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and Seller Indemnified Parties from and against any and all personal injury or property damage actually resulting from the access permitted pursuant to this Section 9.1 and the related due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE,

ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(d)    Buyer will promptly provide a copy of any final environmental report prepared by any Third Party environmental consultant to Seller. Seller shall not be deemed by its receipt of said documents or otherwise as a result of Buyer’s environmental assessment process to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein, it being understood that Seller’s only representations or warranties with respect to environmental matters shall be those set forth in Section 4.16 of this Agreement.
(e)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence in a manner that restores the Assets to the approximate same or better condition existing prior to commencement of Buyer’s due diligence and (ii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any damage to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
(f)    As a condition to its entry onto any of the Seller Operated Properties the environmental consultant shall obtain insurance coverage for general liability in an amount not less than $3,000,000 per occurrence and hold professional liability insurance. If the environmental consultant or Buyer fails to provide Seller with evidence of such insurance, Seller may deny the environmental consultant the right to enter upon the Seller Operated Properties. The parties acknowledge and agree that, for purposes of this Section 9.1(f), as of the Execution Date, Terracon Consultants, Inc. meets the foregoing requirements.
Section 9.2.    Confidentiality; Use.
(a)    Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets).
(b)    If the Closing should occur, from and after the Closing and except as otherwise provided in this Agreement, Seller shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents, consultants and other representatives (“Seller’s Representatives”) not to, disclose, use or copy any trade secrets and or proprietary or confidential information relating to the Assets, except for (i) disclosures and uses required by Law or stock exchange rules or information that is in the public domain or that after the Closing becomes part of the public domain through no fault of Seller or Seller’s Representatives after the Closing,

(ii) disclosures to Affiliates, and (iii) any trade secrets, proprietary or confidential information which becomes available to Seller, any of its Affiliates or any of their representatives on a non-confidential basis from a source that did not acquire such information from Seller or Buyer or any of their Affiliates on a confidential basis. Notwithstanding any of the foregoing and anything to the contrary in this Agreement, Seller shall have the non-exclusive right to use in the ordinary course of business any information about the Assets, including copies (retained by Seller) of (A) any geophysical and other seismic and related technical data and information relating to the Assets (including copies of any geologic and geophysical interpretations retained pursuant to Section 2.1(i)) and (B) any reserve studies and evaluations, logs, Records or other data and information being transferred as part of the Assets; provided, however, that, except as required by Law, Seller shall, and shall cause Seller’s Representatives and each of their respective Affiliates to (i) keep such data and information confidential in accordance with the terms hereof, (ii) require any Third Party consultant or advisor to keep such information confidential in accordance with the terms hereof and (iii) continue to comply with the obligations under any Third Party confidentiality agreements with respect to such data or information or the Assets pursuant to the terms of such Third Party confidentiality agreements.
Section 9.3.    Disclaimers.
(a)    Except as and to the extent expressly set forth in Article IV, the affirmations thereof in the certificate delivered at Closing pursuant to Section 8.3(b)(i), or the special warranties of title contained in the Assignment and the Deed, (i) Seller makes no representations or warranties, express, statutory or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Buyer by any of Seller’s representatives and including with respect to the Seismic Data and Information).
(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT, THE AFFIRMATIONS THEREOF IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(B)(I), OR THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE ASSIGNMENT AND THE DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS (AND BUYER EXPRESSLY WAIVES) ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO, OR LIENS OR ENCUMBRANCES UPON, ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, INCLUDING THE SEISMIC DATA AND INFORMATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS

OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
(c)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT, THE AFFIRMATIONS THEREOF IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(B)(i), OR THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE ASSIGNMENT AND THE DEED, SELLER DISCLAIMS (AND BUYER WAIVES) ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE AFFIRMATIONS THEREOF IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(B)(I), OR THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE ASSIGNMENT AND THE DEED, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE SEISMIC DATA AND INFORMATION, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS, INCLUDING THE SEISMIC DATA AND INFORMATION, AS BUYER DEEMS APPROPRIATE.
(d)    OTHER THAN THOSE REPRESENTATIONS SET FORTH IN ARTICLE IV (OR THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(B)(I)), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CHARACTERISTICS OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.2, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CHARACTERISTICS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE. THE INCLUSION OF ANY INFORMATION ON THE DISCLOSURE SCHEDULE SHALL NOT BE DEEMED TO BE AN ADMISSION OR ACKNOWLEDGMENT, IN AND OF ITSELF, THAT SUCH

INFORMATION IS REQUIRED BY THE TERMS HEREOF TO BE DISCLOSED, IS MATERIAL TO SELLER, IS OUTSIDE THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE, OR IS OTHERWISE REQUIRED TO BE INCLUDED ON SUCH SCHEDULE.
SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 9.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE X
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
Section 10.1.    Seller’s Title.
(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title set forth in the Assignment and the Deed and without limiting the express representations and warranties set forth in Article IV (or the certificate to be delivered at Closing pursuant to Section 8.3(b)(i)) or Buyer’s remedies for Title Defects set forth in this Article X, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 10.2 and (ii) after the Closing, shall be pursuant to the special warranty of title set forth in the Assignment and the Deed.
(b)    Special Warranty of Title. If the Closing occurs, then Seller, pursuant to the Assignment and the Deed, will warrant Defensible Title, without duplication, to the Properties unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller or its Affiliates, subject, however, to the Permitted Encumbrances. If Buyer provides written notice of a breach of the special warranty of title in the Assignment or the Deed to Seller, Seller shall have a reasonable opportunity to cure such breach to the reasonable satisfaction of Buyer, and in any event, the value of any losses with respect to such breach shall not exceed the Allocated Value of the affected Properties. Disputes regarding the existence of a breach of the special warranty of title contained in the Assignment or the Deed or the cure thereof shall be resolved subject to and in accordance with Section 10.2(g) of this Agreement.
(c)    Beneficial Ownership by Carrizo Eagle Ford. Buyer acknowledges that as of the Execution Date and the Closing Date, Carrizo holds record title as to certain of the Properties for the benefit of Carrizo Eagle Ford with Carrizo Eagle Ford owning all of the beneficial interest in such Properties. At the Closing, Carrizo Eagle Ford shall cause Carrizo to convey to Buyer record title to those Properties as to which Carrizo holds record title on behalf of Seller.
Section 10.2.    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. In order to assert a claim under this Section 10.2, no later than January 18, 2018 (the “Title Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Section 10.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Article X. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject in all cases to Buyer’s rights pursuant to the special warranty of title in the Assignment and the Deed, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. Each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defects, (ii) the Wells and/or Undeveloped Wells (or portion thereof) affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property and (iv) the amount, which estimate is non-binding, by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defects. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller written notice (which shall not constitute a Title Defect Notice) of all Title Defects discovered by Buyer on a weekly basis, which notice may be preliminary in nature and supplemented prior to the Title Claim Date and which notice, or the failure by Buyer to give such notice, will not prejudice in any way Buyer’s ability to assert a Title Defect, serve to reduce any relevant Title Defect Amount, give rise to, or serve as the basis of a claim or counter-claim by or on behalf of Seller, or otherwise be taken into account (or be admissible in any proceeding under Section 10.2(h)) in determining whether a Title Defect exists or the Title Defect Amount with respect thereto. Buyer shall have the burden of proof in proving the existence of each alleged Title Defect and Title Defect Amount with respect thereto.
(b)    Seller’s Right to Cure. If Buyer provides written notice of a Title Defect, Seller shall have the right, but not the obligation, by giving Buyer written notice thereof on or before the Closing Date, to attempt, at its sole cost and expense, to cure at any time prior to 110 days after the Closing Date (the “Cure Period”), to the reasonable satisfaction of Buyer, any Title Defects of which it has been advised by Buyer.
(c)    Remedies for Title Defects. Subject to the rights of the parties pursuant to Section 13.1, and subject to Seller’s right to dispute the existence of a Title Defect and the Title Defect Amount asserted by Buyer, in the event that any Title Defect timely asserted by Buyer in accordance with Section 10.2(a) is not waived in writing by Buyer or cured on or before the last day of the Cure Period to Buyer’s reasonable satisfaction, the parties shall mutually agree to elect one of the following remedies:
(i)    subject to the Individual Title Defect Threshold and the Aggregate Deductible (except as set forth in Section 10.2(f)), a reduction in the Purchase Price by the Title Defect Amount;
(ii)    indemnification of Buyer by Seller against all Liability resulting from such Title Defect pursuant to a mutually acceptable indemnity agreement in which case the Purchase Price shall not be reduced by the Title Defect Amount or Allocated Value with respect to such Title Defect Property; or

(iii)    retention by Seller of the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets.
If the parties are unable to agree on whether subsection (i), (ii) or (iii) above will apply, then the parties shall be deemed to have elected option (i).
(d)    Exclusive Remedy. Except for Seller’s special warranty of title under the Assignment and the Deed, and without limiting the express representations and warranties set forth in Article IV (or the certificate to be delivered at Closing pursuant to Section 8.3(b)(i)), Section 10.2(c) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter or liens and Encumbrances with respect to any Property or Properties.
(e)    Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect that is not waived in writing by Buyer shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance (other than a Permitted Encumbrance) that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from all relevant Title Defect Properties;
(iii)    if the Title Defect represents a discrepancy between (i) the actual Net Revenue Interest with respect to the Target Formation for any Title Defect Property and (ii) the Net Revenue Interest with respect to the Target Formation as stated on Schedule 3.8, and Seller’s Working Interest is correspondingly and proportionately reduced as a result of such Title Defect over the entire life of the Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property and a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest with respect to the Target Formation stated in Schedule 3.8;
(iv)    if the Title Defect represents an obligation or Encumbrance (other than a Permitted Encumbrance) upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vi)    notwithstanding anything to the contrary in this Agreement, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(f)    Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $75,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (x) the Title Defect Amounts of all uncured Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defect Amounts attributable to Title Defects cured by Seller, and (y) the Remediation Amounts of all Environmental Conditions, in the aggregate, excluding (1) any individual Environmental Condition for which the Remediation Amount does not exceed the Individual Environmental Threshold, (2) any Environmental Conditions Remediated by Seller and (3) any Remediation Amounts attributable to an Asset affected by an Environmental Condition retained by Seller, after offsetting all Title Benefits which individually exceed the Individual Title Benefit Threshold, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Deductible. If Seller retains any Title Defect Property pursuant to Section 10.2(c)(iii), the Purchase Price shall be reduced by the Allocated Value of such Title Defect Property and the Title Defect Amount relating to such Title Defect Property will not be counted towards the Aggregate Deductible.
(g)    Title Benefits. If in the course of Buyer’s due diligence review of the Wells and/or Undeveloped Wells Buyer discovers a Title Benefit (such Well and/or Undeveloped Well, a “Title Benefit Property”), Buyer shall promptly notify Seller in writing of the existence of such Title Benefit and the associated Title Benefit Amount. Seller may also notify Buyer in writing of the existence of a Title Benefit and the associated Title Benefit Amount if Seller discovers a Title Benefit (such notice by Buyer or Seller, a “Title Benefit Notice”). A Title Benefit Notice must be delivered by the Title Claim Date and shall be in the form and contain the information required of a Title Defect Notice, mutatis mutandis. Each Title Benefit Amount in excess of the Individual Title Benefit Threshold shall be an offset to any Title Defect Amounts.
(h)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the end of the Cure Period. If Seller and Buyer are unable to agree by the Closing Date, then (i) Seller’s estimate thereof shall control for the purposes of Closing, (ii) the relevant Title Defect Property shall be assigned to Buyer at Closing, (iii) the Purchase Price shall not be adjusted at Closing with respect to the relevant Title Defect or Title Defect Amount, and (iv) the existence of the Title Defect, Title Defect Amount,

Title Benefit, or Title Benefit Amount, as applicable, shall be exclusively and finally resolved pursuant to this Section 10.2(h). There shall be a single arbitrator, who shall be a title attorney with at least ten years of experience in oil and gas titles involving properties in Texas, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.2. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Article X and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer or Seller a greater Title Defect Amount or Title Benefit Amount, as applicable, than the Title Defect Amount or Title Benefit Amount claimed by Buyer or Seller in its applicable Title Defect Notice or Title Benefit Notice, and notwithstanding anything herein to the contrary, the Title Arbitrator’s awards are subject to the limitation on liabilities provisions set forth in Section 10.2(f). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. Following the determination of the Title Arbitrator, the parties shall make an election pursuant to Section 10.2(c) with respect to the Title Defect Property, to the extent determined to be subject to a Title Defect. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or Title Benefit Amount, Seller shall pay to Buyer, the amount, if any, so awarded by the Title Arbitrator to Buyer. Subject to the parties’ rights pursuant to Section 13.1, the Closing shall not be delayed on account of any arbitration hereunder.
Section 10.3.    Casualty or Condemnation Loss.
(a)    Seller shall promptly notify Buyer of any material casualty to the Assets (other than the Buyer Operated Properties) or any portion thereof that occurs, or any condemnation proceeding commenced, after the Execution Date and prior to the Closing Date. If prior to the Closing Date any portion of the Assets is destroyed by Casualty Loss, then, if the Closing occurs, Seller, at Seller’s sole discretion, shall select one of the following options which shall apply to the Casualty Losses:
(i)    Seller shall cause the Assets affected by such Casualty Losses to be repaired or restored to at least their condition prior to such Casualty Losses, at Seller’s sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date); provided, however, that, in such circumstance, Seller shall indemnify, defend, and hold harmless Buyer Indemnified Parties from and against any Liability arising out of, or relating to, such attempt on the terms set forth in Section 12.5; or
(ii)    Seller shall, at Closing, pay to Buyer all sums paid to Seller or its Affiliates by Third Parties by reason of such Casualty Losses and shall assign to Buyer all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of the casualty.
(b)    If after the date of this Agreement but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Governmental Authority, the Assets or portion thereof shall be excluded from the Assets to be conveyed to Buyer at Closing to the extent of the interest affected by the condemnation or right of eminent domain and the Purchase Price will be reduced by the Allocated Value of such interest.
(c)    If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the Execution Date, but no taking of such Asset or portion thereof occurs prior to the Closing Date, the transaction contemplated by this Agreement shall nevertheless close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights against Third Parties arising out of the taking, insofar as they are attributable to the Assets threatened to be taken.
(d)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion or otherwise (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
Section 10.4.    Preferential Rights to Purchase and Consents to Assign.
(a)    With respect to each Preferential Right to Purchase pertaining to an Asset and the transactions contemplated hereby, promptly (but in any event within 5 days) following the date hereof shall send to the holder of each such right a notice, in compliance with the contractual provisions applicable to such right and otherwise in form and substance reasonably satisfactory to Buyer. In addition, promptly (but in any event within 5 days) following the date hereof, Seller shall send to each holder of a right to consent applicable to the transactions contemplated hereby or otherwise as set forth on Schedule 4.4(a) (excepting the holder of a right to a Customary Post-Closing Consent) a notice seeking such party’s consent to the transactions contemplated hereby, which notice shall be in compliance with the contractual provisions applicable to such right and otherwise in form and substance reasonably satisfactory to Buyer.
(b)    If, prior to the Closing, any holder of a Preferential Right to Purchase notifies Seller or an Affiliate of Seller that it elects to purchase of the Asset to which its Preferential Right to Purchase applies, that Asset shall be excluded from the Assets to be conveyed to Buyer to the extent of the interest affected by the Preferential Right to Purchase, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset (or portion thereof) allocable to such interest. Seller shall be entitled to all proceeds paid by a party exercising a Preferential Right to Purchase prior to the Closing. If such holder of such Preferential Right to Purchase thereafter fails to consummate the purchase of the Asset covered by such right on or before 60 days following the later of the Closing Date or the expiration of the time for exercising such Preferential Right to Purchase, no suit or other proceeding by such Person with respect to the Preferential Right to Purchase is pending or threatened, such Person has not disputed the Preferential Right to Purchase in any respect (including the Allocated Value of the Asset subject thereto), and the conditions set forth in Section 7.1 are otherwise satisfied with respect to such Asset, then Seller shall so notify Buyer, and Buyer shall purchase, on or before ten days following receipt of such notice, such Asset from Seller, under the terms of this Agreement for a price equal to the Allocated Value (or portion thereof) previously allocated to it (adjusted as set forth in this Agreement) and Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(c)    If a Preferential Right to Purchase burdening any Asset is not exercised and the time for exercising such Preferential Right to Purchase has not expired prior to the Closing Date, then such Asset shall be excluded from the Assets to be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset. If the holder of such Preferential Right to Purchase thereafter fails to exercise or consummate the purchase of the Asset covered by such right on or before 60 days following the later of the Closing Date or the date that such Preferential Right to Purchase expires without being exercised, no suit or other proceeding by such Person with respect to the Preferential Right to Purchase is pending or threatened, such Person has not disputed the Preferential Right to Purchase in any respect (including the Allocated Value of the Asset subject thereto), and the conditions set forth in Section 7.1 are otherwise satisfied with respect to such Asset, then Seller shall so notify Buyer, and Buyer shall purchase, on or before ten days following receipt of such notice, such Asset from Seller, under the terms of this Agreement for a price equal to the Allocated Value (or portion thereof) previously allocated to it (adjusted as set forth in this Agreement) and Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(d)    All Assets for which Preferential Rights to Purchase have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall, if no dispute, suit or other proceeding with respect to such Preferential Right to Purchase is pending or threatened, be sold to Buyer at the Closing pursuant to the provisions of this Agreement.
(e)    Promptly following the date hereof, and, in any event, prior to the Closing, Seller shall use its commercially reasonable efforts to obtain all consents with respect to the Assets, including those listed on Schedule 4.4(a), Schedule 4.4(b), Required Consents and Soft Consents (other than Customary Post-Closing Consents that cannot be acquired until after Closing), that are required to permit the assignment of the Assets by Seller to Buyer and the consummation by Seller of the transactions contemplated hereby; provided, however, neither party shall be required to incur any Liability or pay any money in order to be in compliance with the foregoing covenant.

(f)    If Seller fails to obtain a Required Consent affecting a Property (or portion thereof) that has an Allocated Value prior to the Closing, then the Property (or portion thereof) subject to such failed consent shall be excluded from the Assets to be conveyed to Buyer, and the Purchase Price shall be reduced by an amount equal to what the reduction to the Purchase Price would have been under Section 10.2(c)(i) had the relevant Property (or portion thereof) been subject to a Title Defect, except that Section 10.2(f) shall not apply and, notwithstanding anything herein to the contrary, in the event that the parties cannot agree on the amount of such adjustment, Buyer’s reasonable and good faith estimate thereof (to the extent that the relevant Property is included in a unit, not to exceed a number (calculated on a unit-by-unit basis) equal to the total number of net mineral acres contributed to the applicable unit by the relevant Property divided by the total number of net mineral acres included in the applicable unit multiplied by the aggregate Allocated Value for the entirety of such unit) shall control for purposes of closing and resolution of such dispute shall be resolved pursuant to Section 10.2(h), mutatis mutandis. If Seller fails to obtain a Required Consent affecting an Asset other than a Property with an Allocated Value and Buyer is assigned the Property or Properties to which such Asset relates, such Asset shall be excluded from the Assets conveyed to Buyer at Closing, and, at Buyer’s election, and if permitted by applicable Law and contract, such Asset shall be held by Seller for the benefit of Buyer and Buyer shall be responsible for the performance of any obligations under or with respect to such Asset to the extent Buyer has been transferred the other Assets that are necessary for such performance. Buyer shall indemnify, defend, hold harmless and release the Seller Indemnified Parties against any Claims arising from or related to Seller’s holding such Asset for the benefit of Buyer, except for any Claims actually resulting from the gross negligence or willful misconduct of Seller and except to the extent any such Claim would otherwise be the responsibility of Seller hereunder (including under Article XII, Section 2.3, or Section 14.1). For a period of 110 days following Closing, Seller and Buyer shall use their commercially reasonable efforts to attempt to obtain any Required Consent which was not obtained prior to Closing. If any such Required Consent is obtained within such period, or if Buyer otherwise so elects (in which case Buyer shall indemnify, defend, hold harmless and release the Seller Indemnified Parties against any Claims arising from or related to such conveyance of the applicable Asset without having obtained the Required Consent), then Seller shall convey to Buyer the Asset (or portion thereof) which was excluded from the Assets, and Buyer shall pay to Seller the amount by which the Purchase Price was reduced at Closing pursuant to this Section 10.4(f) (with appropriate adjustments pursuant to Section 3.2. If any such Required Consent is not obtained at the end of such 110 day period and Buyer does not elect to receive an assignment thereof, the relevant Asset shall constitute an Excluded Asset and shall no longer be subject to this Section 10.4(f), and, if the Asset is a Lease that is not already governed by an operating agreement to which Buyer and Seller are both parties, Buyer and Seller shall enter into an operating agreement substantially in the form of the Maltsberger B Unit operating agreement, naming Buyer as operator of such Asset. For the avoidance of doubt, although Seller will use its commercially reasonable best efforts to obtain any Soft Consent, Seller shall have no liability to Buyer if it fails to obtain such Soft Consent, and Buyer shall take assignment of such Lease without any adjustment to the Purchase Price under this Section 10.4(f) or any other provision of this Agreement.

ARTICLE XI
ENVIRONMENTAL MATTERS
Section 11.1.    Environmental Conditions.
(a)    Assertions of Environmental Conditions. In order to assert a claim under this Section 11.1, Buyer must deliver claim notices to Seller meeting the requirements of this Section 11.1(a) (collectively the “Environmental Condition Notices” and individually an “Environmental Condition Notice”) no later than the Environmental Claim Date, setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Conditions and which Buyer intends to assert as Environmental Conditions pursuant to this Section 11.1. For the avoidance of doubt, Buyer may only assert an Environmental Condition Notice, and claim an Environmental Condition with respect to Assets other than Buyer Operated Properties and Assets located thereon, and Buyer shall not be entitled to assert an Environmental Condition with respect to any Property or Asset that is operated by Buyer or any of its Affiliates. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Article IV (or the certificate to be delivered at Closing pursuant to Section 8.3(b)(i)), Seller’s indemnity obligation in Section 12.2(c)(ii) and (c)(v), Buyer shall be deemed to have waived any Environmental Condition which Buyer fails to assert as an Environmental Condition by an Environmental Condition Notice received by Seller on or before the Environmental Claim Date, as well as any Environmental Condition located on a Property that is a Buyer Operated Property, regardless of when such Environmental Condition arose, whether before or after the Effective Time. Each Environmental Condition Notice shall be in writing and shall include (i) a reasonably detailed description, including, where available, supporting documentation in Buyer’s possession or control, of the matter constituting the alleged Environmental Condition, (ii) a description of each Asset (or portion thereof) that is affected by the alleged Environmental Condition, (iii) Buyer’s assertion of the Allocated Value of the portion of the Assets affected by the alleged Environmental Condition, and (iv) an estimate, which is non-binding, of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Condition. Buyer’s calculation of the Remediation Amount included in the Environmental Condition Notice should describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Condition and the primary assumptions used in calculating the Remediation Amount, including, any standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to Remediate any claimed Environmental Condition on or before the Closing Date (the “Environmental Condition Cure Period”). Seller may select and employ at its sole discretion any generally accepted remedial technology or approach to Remediate an identified Environmental Condition. Any Remediation attempt shall be at Seller’s sole cost, risk and expense, and Seller shall indemnify, defend, and hold harmless Buyer Indemnified Parties from and against any Liabilities arising out of, or relating to, such attempt on the terms set forth in Section 12.5.
(b)    Remedies for Environmental Conditions. Subject to the parties’ rights pursuant to Section 13.1, in the event that any Environmental Condition timely asserted by Buyer in accordance with Section 11.1(a) is not waived in writing by Buyer or Remediated on or before Closing, then the parties shall mutually agree to elect one of the following remedies:

(i)    subject to the Individual Environmental Threshold and the Aggregate Deductible, a reduction of the Purchase Price by the Remediation Amount agreed upon by Seller and Buyer or determined in accordance with Section 11.1(g) and assumption by Buyer of responsibility for Remediation of the Environmental Condition;
(ii)    assumption of responsibility by Seller for the Remediation of such Environmental Condition and mutually agreeable indemnification of Buyer Indemnified Parties by Seller therefor under a mutually acceptable access agreement; or
(iii)    retention by Seller of the entirety of the Asset that is subject to such Environmental Condition, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets.
In the event the parties cannot agree to either Section 11.1(b)(i), (ii) or (iii), then Section 11.1(b)(i) shall be the remedy for an Environmental Condition unless the Allocated Value of such Asset is equal to or less than the Remediation Amount asserted by Buyer, in which event, at the election of either party, Section 11.1(b)(iii) shall be the remedy for an Environmental Condition.
(c)    If clause (i) of Section 11.1(b) above is applicable or the default remedy, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Condition and such Environmental Condition and all Liabilities with respect thereto shall be deemed to constitute Assumed Obligations. If clause (ii) of Section 11.1(b) above is applicable, then (A) Seller shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws, taking into consideration Buyer’s use and operation of the Assets, in a timely fashion for the type of Remediation Seller elects to undertake and, upon reasonable advance written notice, Buyer hereby grants Seller access to the affected Assets after the Closing Date to implement and complete such Remediation in accordance with an access agreement proposed by Buyer and reasonably acceptable to Seller, and (B) there shall be no reduction to the Purchase Price due to the relevant Environmental Condition pending implementation of such Remediation. Any Remediation shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld. To the extent such Remediation is not completed to Buyer’s reasonable satisfaction within 110 days after the Closing Date, and neither party has elected to exclude the relevant Asset pursuant to Section 11.1(b)(iii), within five business days of the end of such period (or such longer period as is required by Section 11.1(g)), Seller shall pay to Buyer the amounts still required to Remediate such Environmental Condition (not to exceed the Allocated Value of the relevant Asset), and thereafter Buyer shall assume and discharge all responsibility for Remediation of the relevant Environmental Condition and all Liabilities with respect thereto shall be deemed to constitute Assumed Obligations. Any dispute regarding the Remediation Amount or whether, or to what extent, and Environmental Condition has been remediated shall be resolved pursuant to Section 11.1(g). Except as provided above in this Section 11.1(c), upon completion of Remediation under clause (ii) of Section 11.1(b) above, Seller shall at its sole cost and expense and without any cost or expense to Buyer or its Affiliates, (1) close all bore holes from its Remediation in accordance with recognized industry standards, (2) repair all damage done to the Assets in connection with the Remediation, and (3) remove all equipment, tools or other property brought onto the Assets in connection with the Remediation. The party performing Remediation shall keep the other party reasonably informed regarding any Remediation. In completing the Remediation, the party performing the Remediation shall provide the other party with draft copies of all documents to be submitted to any Governmental Authorities regarding the Remediation and shall reasonably cooperate with the other party to incorporate comments provided by it to the party performing the Remediation regarding such documents. In addition, the party performing the Remediation shall promptly provide the other party with copies of any correspondence with any Governmental Authority regarding the Remediation and shall provide the other party with the opportunity to participate in any meetings with any Governmental Authority regarding the Remediation. The party performing the Remediation shall be solely responsible for obtaining any permits or other authorizations from any Governmental Authority associated with the Remediation. The party performing the Remediation shall promptly remove any waste material generated during the Remediation from the Assets. The party performing the Remediation shall require any contractors or subcontractors entering the Assets in connection with the Remediation to provide the other party with certificates of insurance demonstrating coverage under Commercial General Liability, Contractors Pollution Liability, and Errors and Omissions Liability insurance policies in a form reasonably acceptable to the other party and naming the other party as an additional insured.
(d)    With respect to any provision of this Article XI that refers to any Remediation completed by Seller, whether before or after the Closing, Seller will be deemed to have adequately completed the Remediation (A) upon receipt of a certificate of approval or completion or its equivalent from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (B) if no certificate or approval is available under Environmental Law or upon express written consent of Buyer, upon mutual agreement of the parties, upon receipt of a certificate from an independent, licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with Environmental Laws; provided, if the parties cannot agree, the issue of whether the Remediation is completed may be resolved by the dispute resolution procedures set forth in Section 11.1(g).
(e)    Exclusive Remedy. Without limiting the express representations and warranties set forth in Article IV (or the certificate to be delivered at Closing pursuant to Section 8.3(b)(i)), and except for Buyer’s remedy for a breach of Seller’s representation contained in Section 4.16, Seller’s indemnification obligation in Section 12.2(c)(ii) and Section 12.2(c)(v), and Buyer’s rights to terminate this Agreement pursuant to Section 13.1, the provisions set forth in Section 11.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Condition or other environmental matter with respect to any Asset. The parties acknowledge and agree that Environmental Conditions for which Buyer submits or, with Knowledge of the same, elects not to submit an Environmental Condition Notice pursuant to Section 11.1(a) shall not form the basis for a claim for a breach of representation or warranty pursuant to Section 4.16.
(f)    Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Condition under this Article XI for which the Remediation Amount does not exceed $75,000 (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Condition for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of (1) the Remediation Amounts of all such Environmental Conditions that exceed the Individual Environmental Threshold, in the aggregate, excluding (x) any Environmental Conditions Remediated by Seller and (y) the Remediation Amounts attributable to an Asset retained by Seller under Section 11.1(b)(iii), and (2) the Title Defect Amounts of all Title Defects, in the aggregate, excluding (x) any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold, (y) any Title Defects cured by Seller, and (z) any Title Defect Properties retained by Seller hereunder, (B) exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to the portion of the Remediation Amounts in excess of such Aggregate Deductible.
(g)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Conditions and Remediation Amounts prior to the Closing Date. If Seller and Buyer are unable to agree on the existence of an Environmental Condition or a Remediation Amount by the Closing Date, the entirety of the Asset that is subject to such Environmental Condition, together with all associated Assets, shall not be assigned by Seller at Closing, (ii) the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets and (iii) the existence of the Environmental Condition or the Remediation Amount, as applicable, shall be exclusively and finally resolved by arbitration pursuant to this Section 11.1(g). There shall be a single arbitrator, who shall be an environmental attorney or environmental expert with at least ten years’ experience in environmental matters involving oil and gas producing properties in Texas, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date, and absent such agreement within such time period, then each party will nominate a candidate to select the Environmental Arbitrator, and such candidates so nominated by Buyer and Seller shall together determine the Environmental Arbitrator within 15 days after the last candidate is nominated and absent such determination within such time period, the Environmental Arbitrator shall be selected by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 11.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Condition Notice and notwithstanding anything herein to the contrary, the Environmental Arbitrator’s awards are subject to the limitations on liability set forth in Section 11.1(f). The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Conditions or Remediation Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. Following the determination of the Environmental Arbitrator, the parties shall make an election pursuant to Section 11.1(b) with respect to the affected Asset, to the extent determined to be subject to an Environmental Condition. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount if the relevant Asset and its associated Assets are to be conveyed to Buyer pursuant to Section 11.1(b), Buyer shall pay to Seller the Allocated Value of such Asset and its associated Assets (less any relevant Remediation Amount as determined pursuant to Section 11.1(b)(i) or 11.1(c), as applicable), and Seller shall convey such Asset and its associated Assets on a form of assignment substantially in the form attached to this Agreement as Exhibit C. Subject to the parties’ rights pursuant to Section 13.1, nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder.
Section 11.2.    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be Hydrocarbons, produced water, wastes, Hazardous Substances or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.
ARTICLE XII
ASSUMPTION; SURVIVAL; INDEMNIFICATION
Section 12.1.    Assumption by Buyer. Except as otherwise provided herein (including in Section 14.1(b)) and subject to Buyer’s rights to indemnity under Section 12.2, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the ownership, operation or use of the Assets, including obligations (a) to furnish makeup gas or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) to pay working interests, Royalties and owners’ revenues or proceeds attributable to the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time (including any such payments held in suspense that are transferred to Buyer pursuant to Section 2.1(m)), (c) to properly plug, re-plug and abandon any and all wells, wellbores, or previously plugged Wells on the Properties to the extent required or necessary, (d) to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted on the Properties or Assets, (e) to clean up, restore or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Governmental Requirements, including Environmental Laws, (f) to perform all obligations applicable to or imposed on the lessee, owner or operator from and after the Effective Time under the Leases and the Applicable Contracts or as required by agreements and Governmental Requirements, (g) to pay any claims regarding the general method, manner or practice of calculating or making Royalty payments (or payments of overriding Royalties or similar burdens on production) with respect to the Properties, and (h) to dispose of or transport of any Hazardous Substances (all of said obligations and Liabilities herein being referred to as the “Assumed Obligations”). Notwithstanding the foregoing, Buyer does not assume, and shall not be responsible for, the Retained Obligations until such time as Seller’s indemnity obligations with respect thereto expire (if ever).
Section 12.2.    Retained Obligations; Indemnities of Seller. If Closing occurs, subject to the limitations set forth in Section 12.4 and otherwise in this Article XII, Seller shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
(a)    any breach by Seller of its representations or warranties contained in Article IV (or the certificate to be delivered by Seller at Closing pursuant to Section 8.3(b)(i)), as of the Execution Date and as of the Closing, as though made at and as of the Closing;
(b)    any breach by Seller of its covenants and agreements under this Agreement; and
(c)    any obligations or liabilities of Seller or any of its Affiliates to the extent involving or relating to (i) the ownership, use or operation of the Excluded Assets, (ii) the transport or disposal prior to the Closing Date of any Hazardous Substances from the Assets (other than the Buyer Operated Properties) to any location not on the Assets prior to the Closing Date; (iii) any Seller Taxes; (iv) any Liability or obligation for compensation or reimbursement to any of Seller’s current or former employees for work performed, including any Liabilities or obligations to the extent related to or arising under any employee benefit plan, express or implied contract, wages, bonuses, commissions or severance benefits; (v) any fines, penalties and sanctions asserted, imposed or levied by any Governmental Authority resulting from any criminal investigation or proceedings to the extent arising out of or related to Seller’s ownership, use, maintenance or operation of the Seller Operated Properties; (vi) any death, physical injury, illness, or property damage (other than property damage constituting an Environmental Condition and/or property damage suffered by Third Parties that are not contractors or subcontractors of any tier of Seller or its Affiliates) related to or arising out of the Assets (other than the Buyer Operated Properties) and occurring prior to the Closing Date; (vii) the SOP Retained Operating Expenses; or (viii) litigation disclosed on Schedule 4.6 (collectively, the “Retained Obligations”).

Section 12.3.    Indemnities of Buyer. Effective as of the Closing, Buyer shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective owners, stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with any breach by Buyer of its representations or warranties contained in Article V (or the certificate to be delivered by Seller at Closing pursuant to Section 8.3(b)(i)), as of the Execution Date and as of the Closing, as though made at and as of the Closing;
(a)    any breach by Buyer of its covenants and agreements under this Agreement; and
(b)    the Assumed Obligations,
excluding, in each case above, matters against which Seller would be required to indemnify, defend, or hold harmless Buyer Indemnified Parties at the time that a Claim Notice or other notice of the matter indemnified against is presented to Buyer or a Buyer Indemnified Party.
Section 12.4.    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 12.2 for any individual Liability unless the indemnification amount owed by Seller to the Buyer Indemnified Parties with respect to such Liability exceeds the Post-Closing Threshold. Additionally, Seller shall not have any liability for any indemnification under Section 12.2 unless and until the amount of all Liabilities for which Claim Notices with respect thereto are delivered by Buyer exceeding the Post-Closing Threshold exceeds, in the aggregate, the Post-Closing Deductible, and then only to the extent such damages exceed the Post-Closing Deductible. Notwithstanding anything in this Section 12.4(a) to the contrary, the limitations on Seller’s Liability in this Section 12.4(a) shall not apply to (i) Seller’s Liability for breaches of its Fundamental Representations or the representations and warranties in Section 4.11, Section 4.17, or Section 4.18, (ii) Seller’s Liability for breaches of any covenant hereunder or (iii) Seller’s Liability under Section 12.2(c) (such Seller Liabilities in the immediately preceding clauses (i), (ii) and (iii), the “Specified Seller Indemnity Obligations”).
(b)    Except with respect to the Specified Seller Indemnity Obligations, notwithstanding anything to the contrary in this Agreement, Seller shall not have any liability for any indemnification under Section 12.2, in the aggregate, in excess of 20% of the Final Price.
(c)    Notwithstanding anything to the contrary in this Agreement, Seller’s aggregate Liabilities under and in connection with this Agreement shall not exceed 100% of the Final Price.
(d)    Seller recognizes that the express terms of the Transaction Documents, including its representations and warranties in Article IV and its obligations under Section 12.2 are material inducements to Buyer’s decision to pursue the transactions contemplated by this Agreement, and without such provisions, Buyer would not have entered into this Agreement. It is the intent of the parties that such terms shall be enforceable as expressly set forth herein and regardless of the knowledge of any Buyer Indemnified Party, including of any matters that would constitute a breach of representation, warranty, covenant, or agreement or give rise to an obligation of indemnification under Section 12.2. For purposes of this Article XII (including for the purpose of determining whether or not a representation, warranty, covenant or agreement has been breached and except with respect to Section 4.16(a)), any representation, warranty, covenant or agreement qualified by Material Adverse Effect shall be deemed not to be so qualified.
Section 12.5.    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND RETAINED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT EXCLUDING THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
Section 12.6.    Exclusive Remedy. FROM AND AFTER THE CLOSING, EXCEPT WITH RESPECT TO SECTION 2.3, SECTION 3.5, SECTION 3.6, SECTION 3.7, SECTION 6.3, SECTION 6.5, SECTION 6.7, SECTION 6.9, SECTION 8.4, SECTION 9.1(d), SECTION 9.1(e), SECTION 9.2, SECTIONS 10.2(c) and (h), SECTION 10.3, SECTION 10.4, SECTIONS 11.1(b), (c), and (g), SECTION 14.1, SECTION 14.3, SECTION 14.5, SECTION 14.6, SECTION 14.7 AND SECTION 14.12 (FOR WHICH THE PARTIES SHALL BE ADDITIONALLY ENTITLED TO THE REMEDY OF SPECIFIC PERFORMANCE), THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY TO THIS AGREEMENT AND ITS AFFILIATES AND ANY INDEMNIFIED PARTY WITH RESPECT TO THIS AGREEMENT, THE ASSETS, THE EVENTS GIVING RISE TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS AND REMEDIES SET FORTH IN SECTION 6.7 AND SECTION 10.4(F) AND ARTICLE IX, ARTICLE X, ARTICLE XI AND ARTICLE XII (WITH RESPECT TO THE MATTERS ADDRESSED THEREIN) AND SUCH PARTY’S RIGHTS UNDER ARTICLE XIII, AND, IN FURTHERANCE OF THE FOREGOING, EACH OF THE PARTIES, ON BEHALF OF ITSELF AND OF ITS AFFILIATES, HEREBY WAIVES, RELEASES AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER PARTIES TO THIS AGREEMENT AND THEIR RESPECTIVE AFFILIATES FROM ANY AND ALL LIABILITIES OF ANY KIND (WHETHER AT LAW OR IN EQUITY OR OTHERWISE, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED OR BASED ON ANY LAW OR RIGHT OF ACTION OR OTHERWISE) EXCEPT AS PROVIDED IN THIS AGREEMENT NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE OF A RELEASED PARTY (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE).

Section 12.7.    Indemnification Procedures. All claims for indemnification under Section 9.1(c), Section 12.2 and Section 12.3 shall be asserted and resolved as follows:
(a)    For purposes of this Article XII, the term “Indemnifying Party”, when used in connection with particular Liabilities, shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party”, when used in connection with particular Liabilities, shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XII.
(b)    To make a claim for indemnification under Section 9.1(c), Section 12.2 or Section 12.3, a party shall notify the Indemnifying Party of the claim of an Indemnified Party under this Section 12.7, including the specific details of, and specific basis under this Agreement for, its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), such party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 12.7 shall not relieve the Indemnifying Party of its obligations under Section 9.1(c), Section 12.2 or Section 12.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. All claims by an Indemnified Party pursuant to this Article XII may only be brought by a party hereto, on its own behalf or on behalf of an Indemnified Party.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof subject to the remainder of this Section 12.7(d). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest, including by making available all records (in any form) and furnishing management and employees as may be reasonable necessary for the preparation of any defense or settlement. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.7(d). An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability within the 30 day period or admits its liability but fails to diligently defend or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing; provided that the Indemnified Party shall not settle a Claim or consent to the entry of any judgment with respect thereto without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 90 days from its receipt of the Claim Notice to (i) cure, if curable, or Remediate, if applicable, the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.
(g)    The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually realized, net of any collection costs, and excluding the proceeds of any insurance underwritten by the Indemnified Parties; provided, however, that no Indemnified Party shall be required to seek or pursue such insurance proceeds as a condition of indemnification hereunder. If an Indemnified Party directly or indirectly receives an amount under insurance coverage with respect to Buyer Liabilities or Seller Liabilities, as applicable, at any time subsequent to any indemnification provided by Seller or Buyer, as applicable, pursuant to this Section 12.7, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.
(h)    Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement herein. The Indemnifying Party shall not be liable for indemnification with respect to any of the Indemnified Party’s Liabilities, based on any set of facts to the extent the Purchase Price is being or has been adjusted by reason of the same set of facts. The determination of the dollar amount of any Liabilities shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial condition.
Section 12.8.    Survival.
(a)    The representations and warranties of Seller in Article IV (other than Fundamental Representations and the representations and warranties in Section 4.17, Section 4.18, and Section 4.23(b)) and the covenants to be performed by Seller prior to Closing shall survive the Closing and for a period of 365 days thereafter. The representations and warranties of Seller in Section 4.23(b) shall survive Closing for a period of 15 months. The representations and warranties of Seller in Section 4.17 and Section 4.18 shall survive Closing for the applicable statute of limitations period plus 30 days. The covenants to be performed by Seller following Closing shall survive until fully performed. Subject to the foregoing and Section 12.8(b), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration and no claim may be brought in respect thereof after the date of such expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to a Claim Notice under this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The parties intend to shorten the applicable statute of limitations as provided herein.
(b)    The indemnities in this Article XII shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date. Seller’s obligations under Section 12.2(c) shall survive the Closing without time limit; provided, however, that, notwithstanding the foregoing, Seller’s obligations under (i) Section 12.2(c)(vii) shall only survive the Closing for a period of 15 months; and (ii) Section 12.2(c)(iii) shall only survive the Closing for the applicable statute of limitations period plus an additional 30 days, except, in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date.
Section 12.9.    Waiver of Right to Rescission. Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, and Buyer’s remedy of specific performance, shall be adequate compensation and remedy for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money and Buyer’s remedy of specific performance shall be adequate compensation and remedy, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
Section 12.10.    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any punitive, special, indirect, remote, speculative, exemplary or consequential damages of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, REMOTE, SPECULATIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL PREJUDICE BUYER’S RIGHTS TO PURSUE SPECIFIC PERFORMANCE IN ACCORDANCE WITH SECTION 13.2(c).

Section 12.11.    Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and the transactions contemplated hereby.
Section 12.12.    Waiver of Trade Practices Act.
(a)    It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by the legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Buyer acknowledges, represents and warrants (i) that it is purchasing the goods and services covered by this Agreement for commercial or business use, (ii) that it or its controlling entity has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (iii) that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this and (iv) that it is not in a significantly disparate bargaining position with Seller. In furtherance of the foregoing,
WAIVER OF CONSUMER RIGHTS
BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.
(b)    Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to enter into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.
ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES
Section 13.1.    Right of Termination. This Agreement and the transactions contemplated herein may be terminated (a) at any time at or prior to Closing by mutual written agreement of the parties, (b) by Seller if (i) Seller is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed by Seller at the Closing and (ii) the Closing shall not have occurred on or before February 14, 2018, or (c) by Buyer if (i) Buyer is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed by such party at the Closing and (ii) the Closing shall not have occurred on or before February 14, 2018; provided, however, that no party shall have the right to terminate this Agreement to this Section 13.1 if such party or its Affiliates are at such time in material breach of any provision of this Agreement.
Section 13.2.    Effect of Termination; Remedies.
(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then except for the provisions of Section 1.1, Section 9.1(e), Section 9.2(a), Section 12.10, this Article XIII, Article XIV (other than Section 14.1(b), Section 14.5, Section 14.6 and Section 14.7) and such of the defined terms in Appendix 1 as are referenced in such Sections and Articles, this Agreement shall forthwith become void, and the parties shall have no Liability or obligation hereunder.
(b)    If Seller has the right to terminate this Agreement pursuant to Section 13.1 and Buyer is a Breaching Party, then Seller shall, as its sole and exclusive remedy, have the right to terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty for such termination, free and clear of any claims thereon by Buyer. THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION UNDER THIS SECTION 13.2(B) MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (B) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 13.2(B) AND (C) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.
(c)    If Buyer has a right to terminate this Agreement pursuant to Section 13.1 and Seller is a Breaching Party, then Buyer shall, as its sole and exclusive remedy, have the right to, at its option, either (i) terminate this Agreement and receive a return of the Deposit; or (ii) seek specific performance by Seller of this Agreement. In connection with the foregoing, it is agreed and acknowledged by the parties that the Assets are unique and that Buyer shall be entitled to the remedies set forth in this Section 13.2(c)(ii), without the posting of a bond or other surety or proof of harm.
(d)    In the event that this Agreement is terminated under Section 13.1 and Seller is not entitled to retain the Deposit under Section 13.2(b), then Seller shall, within five (5) business days of the date of such termination, return to Buyer the Deposit (without interest), free of any claims thereon by Seller.
(e)    If a party resorts to legal proceedings to enforce this Agreement prior to Closing, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party from the party that is in breach or default, including reasonable attorneys’ fees, in addition to any other relief to which such party may be entitled.
Section 13.3.    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall promptly (a) return to Seller, or, if electronic, destroy, all title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and any documents, data, reports, assessments in paper, electronic, digital or any other form, to the extent derived from the matters described in this clause (a) or from any confidential information obtained under the Confidentiality Agreement, or (b) destroy any copies of such data, assessments and reports. An officer of Buyer shall certify same to Seller in writing. Notwithstanding the foregoing, nothing herein shall require Buyer to destroy or return data and information contained in Buyer’s computer back-up systems that will be deleted in accordance with Buyer’s document retention policies or data or information embedded within board or management presentations or minutes compiled by or on behalf of Buyer or that are otherwise retained for corporate governance purposes.
ARTICLE XIV
MISCELLANEOUS
Section 14.1.    Expenses and Taxes.
(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including legal and accounting fees, costs and expenses.
(b)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall (i) file all necessary Tax Returns and other documentation with respect to all sales, use, transfer and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement and (ii) be liable for and either promptly reimburse Seller for, or promptly pay, any such Transfer Taxes. Seller and Buyer shall cooperate in good faith to obtain an exemption from, or minimize, to the extent permissible under applicable Law, the amount of Transfer Taxes. Seller shall be responsible for, and shall bear and pay, all Asset Taxes assessed by any Governmental Authority for any period or the portion of the Straddle Period that ends prior to the Effective Time. Buyer shall be responsible for, and shall bear and pay, all Asset Taxes assessed by any Governmental Authority for any period, or the portion of the Straddle Period that begins on or after the Effective Time (including any “rollback” or similar ad valorem or property Tax resulting from a change in use of property by Buyer, regardless of the period with respect to which such rollback or similar Tax is calculated). For purposes of this Agreement, (i) production, severance, and similar Asset Taxes (including any applicable interest or penalties) that are attributable to the severance or production of Hydrocarbons shall be allocated to the period during which the relevant production or severance occurred, (ii) ad valorem, property and similar Asset Taxes (including any applicable interest or penalties) shall be prorated at the Closing based on the ratio of the number of days in the Straddle Period prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the Straddle Period as applied to the amount of such Asset Taxes for the most recent year for which the amount of such Asset Taxes can be finally determined at the Closing, and (iii) all other Asset Taxes shall be allocated to the period in which the transaction giving rise to such taxes occurred. Seller shall pay to Buyer within 30 days of Buyer’s written demand Seller’s portion of all Asset Taxes prorated to Seller under this Section 14.1(b) but paid by Buyer to the extent not taken into account under Section 3.2(b)(iii). Buyer shall pay to Seller within 30 days of Seller’s written demand Buyer’s portion of all Asset Taxes prorated to Buyer under this Section 14.1(b) but paid by Seller to the extent not taken into account under Section 3.2(a)(iii).
(c)    If Buyer receives a refund of any Taxes that Seller is responsible for hereunder, or if Seller receive a refund of any Taxes that Buyer is responsible for hereunder, and such refund was not taken into account for purposes of determining the Final Price under Section 3.1(b), the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder.
Section 14.2.    Assignment. Except as otherwise set forth in Section 6.8, this Agreement may not be assigned by either party without prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, Buyer shall have the right to assign this Agreement, in whole or in part, to an Affiliate of Buyer. No assignment of any rights hereunder by a party shall relieve such party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.
Section 14.3.    Publicity. Except as otherwise set forth in this Section 14.3, Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as the disclosing party may reasonably consider necessary in order to satisfy its or its Affiliates’ obligations under Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release prior to the Closing, without the prior written consent of the other party, which shall not be unreasonably withheld; provided that a party shall have no obligation under this Section 14.3 with respect to information the substance of which has previously been publicly disclosed by a party other than themselves in breach of this Agreement and provided further that any information concerning this Agreement or the transactions contemplated herein once in the public domain may be discussed with the media, in investor presentations and conference calls, one on ones and other investor related activities without the consent of the other party.
Section 14.4.    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered personally, (b) sent by bonded overnight courier, (c) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (d) by delivery of a PDF copy by electronic mail, read receipt requested, in each case addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Seller:
Carrizo Oil & Gas, Inc.
Carrizo (Eagle Ford) LLC
500 Dallas, Suite 2300
Houston, TX 77002
Attention: Andrew R. Agosto
Email: Andy.Agosto@carrizo.com
With a copy to:
Carrizo Oil & Gas, Inc.
Carrizo (Eagle Ford) LLC
500 Dallas, Suite 2300
Houston, TX 77002
Attention: Law Department
Email: Marcus.Bolinder@carrizo.com
If to Buyer:
EP Energy E&P Company, L.P.
P.O. Box 4660
Houston, TX 77210-4660
Attention: Jace Dalton Locke
Email: Jace.Locke@epenergy.com
Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, or upon written confirmation of receipt if given by electronic mail, as the case may be. The parties hereto may change the address, telephone numbers, and email addresses to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 14.4.
Section 14.5.    Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the name “Carrizo” and “Carrizo Eagle Ford” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
Section 14.6.    Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. At Seller’s sole cost and expense, Buyer agrees to use commercially reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims that are Retained Obligations, including upon reasonable request by making its and its Affiliates’ employees engaged in the operation of the Assets available during normal business hours and upon reasonable notice for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims. At Buyer’s sole cost and expense, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s defense and other actions relating to or arising out of any litigation and claims that are Assumed Obligations, including upon reasonable request by making its and its Affiliates’ employees that were engaged in the operation of the Assets prior to Closing available during normal business hours and upon reasonable notice for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.
Section 14.7.    Filings and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record the Assignments of the Assets executed at the Closing in all applicable real property records and (b) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator thereof, as applicable. Buyer shall be solely responsible for all filing fees associated therewith.
Section 14.8.    Entire Agreement. This Agreement, the exhibits and schedules hereto, the Assignments, Assignment and Assumption, the Transaction Documents, and, only until Closing, the Confidentiality Agreement, collectively constitute the entire Agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.
Section 14.9.    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns. Except as expressly set forth in Section 12.2 or Section 12.3 (which rights must be enforced, if at all, by the applicable party to this Agreement), no other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.
Section 14.10.    Amendment. This Agreement may be amended only by an instrument in writing executed by both parties.
Section 14.11.    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 14.12.    Governing Law; Dispute Resolution.
(a)    This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.
(b)    Any controversy, dispute or claim arising out of or relating to this Agreement or the Transaction Documents, or the transactions contemplated thereby (a “Dispute”) shall be resolved in accordance with this Section 14.12. Any party may give the other party written notice (a “Dispute Notice”) of any Dispute which has not been resolved in the normal course of business. Within 15 business days after delivery of the Dispute Notice, the receiving party shall submit to the other party a written response (the “Response”). The Dispute Notice and the Response shall each include (i) a statement setting forth the position of the party giving such notice, a summary of the arguments supporting such position and, if applicable, the relief sought and (ii) the name and title of a senior manager of such party who has authority to settle the Dispute and will be responsible for the negotiations related to the settlement of the Dispute (the “Senior Manager”).
(c)    Within 10 days after the delivery of the Response provided for in Section 14.12(b), the Senior Managers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. It is agreed between the parties that the content of any communications pursuant to this Section 14.12(c) will be and shall remain confidential. The parties, on behalf of themselves and their attorneys, hereby agree that they will not in any way reveal the content or terms of any such communications to any person, firm, corporation, or entity, with the exception that the disclosure shall not be a violation of this Section 14.12(c) where the same is required by Law or court Order, or any agency or authority having jurisdiction to require disclosure; provided, however, that the parties may disclose the content or terms of such communications to their attorneys, accountants, trustees, financial advisors or their tax related consultants, as may be necessary in their business affairs. If such Dispute has not been resolved within 30 days after delivery of the Dispute Notice, then the parties may proceed to arbitration pursuant to Section 14.12(d).
(d)    Except as specifically otherwise provided in this Agreement, the parties agree that any and all Disputes arising from or related to this Agreement that cannot be amicably settled pursuant to Section 14.12(c) shall be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act. Arbitration shall take place at an appointed time and place in Houston, Texas. Each party shall select one impartial arbitrator, and the two so designated shall select a third impartial arbitrator. If either party shall fail to designate an arbitrator within 14 days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within 30 days after arbitration is requested, then an arbitrator shall be selected by the Senior U.S. District Judge for the Southern District of Texas. Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within 45 days of selection of the third arbitrator. Final hearing on the matter shall be had within 60 days of the selection of the third arbitrator and a final decision (which may include the award of reasonable attorney’s fees and costs) with a written opinion stating the reasons therefor shall be rendered within 75 days of said date and be final and binding, and the parties also waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made. Judgment upon an award of the majority of the arbitrators shall be binding. Judgment on the award may be entered and enforced by any court of competent jurisdiction. In no event may the arbitrators award damages that have been waived by the parties under Section 12.10. The arbitration process shall be kept confidential, and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any legal proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.
Section 14.13.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon the determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.14.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by electronic transmission shall be deemed an original signature hereto.
[THE NEXT SUCCEEDING PAGES ARE THE EXECUTION PAGES]

IN WITNESS WHEREOF, Seller, Buyer and, for the limited purpose set forth herein, Buyer Parent have executed this Agreement on the date first above written.
SELLER:
CARRIZO OIL & GAS, INC.

By:    /s/ Andrew R. Agosto
Name:    Andrew R. Agosto
Title:    Vice President of Business Development

CARRIZO (EAGLE FORD) LLC

By:    /s/ Andrew R. Agosto
Name:    Andrew R. Agosto
Title:    Vice President of Business Development

Signature Page to Purchase and Sale Agreement

BUYER:
EP ENERGY E&P COMPANY, L.P.
By:    EP Energy Management, L.L.C.,
its general partner

By:    /s/ Kyle McCuen
Name:    Kyle McCuen
Title:    Interim Chief Financial Officer

Signature Page to Purchase and Sale Agreement

Appendix 1
Definitions
“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.
“Additional Consideration” shall have the meaning set forth in Section 6.8.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.2.
“AFEs” shall have the meaning set forth in Section 4.12.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” shall mean two percent (2%) of the Purchase Price.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Allocated Value,” with respect to any Asset, shall have the meaning set forth in Section 3.7.
“Applicable Contracts” shall mean all Contracts by which the Properties and other Assets are bound or that relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing, including surface use agreements; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; water use and withdrawal agreements; facilities or equipment leases; crossing agreements; letters of no objection; production handling agreements; frac pond agreements; and other similar contracts and agreements, except for any master service agreements.
“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to certain of the Assets, substantially in the form attached to this Agreement as Exhibit C.

Appendix 1-1

“Assignment and Assumption” shall mean the Assignment and Assumption from Seller to Buyer, pertaining to certain of the Assets, substantially in the form attached to this Agreement as Exhibit D.
“Assumed Obligations” shall have the meaning set forth in Section 12.1.
“Breaching Party” means a party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close as set forth in Section 7.1 or Section 7.2, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the other party being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2.
“Buyer Operated Properties” shall mean Properties operated by Buyer or its Affiliate.
“Buyer’s Representatives” shall have the meaning set forth in Section 9.1(a).
“Carrizo” shall have the meaning set forth in the preamble to this Agreement.
“Carrizo Eagle Ford” shall have the meaning set forth in the preamble to this Agreement.
“Casualty Loss” means any loss, damage or reduction in value of the Assets that occurs during the period between the Execution Date and Closing as a result of acts of God, fire, explosion, earthquake, windstorm or flood, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).
“Claim” shall have the meaning set forth in Section 12.7(b).
“Claim Notice” shall have the meaning set forth in Section 12.7(b).
“Closing” shall have the meaning set forth in Section 8.1.
“Closing Date” shall have the meaning set forth in Section 8.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Carrizo and Buyer dated as of November 2, 2017.

Appendix 1-2

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, in each case together with all amendments, supplements and modifications thereto or thereof, excluding, however, any Lease, contract or agreement relating to Seismic Data and Information, or instrument creating or evidencing an interest in the Assets.
“Cure Period” shall have the meaning set forth in Section 10.2(b).
“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer, that are customarily obtained after the assignment of properties similar to the Assets.
“Deed” shall mean the Deed from Seller to Buyer, pertaining to certain of the Fee Interests, substantially in the form attached to this Agreement as Exhibit E.
“Defensible Title” shall mean, with respect to a given Property, ownership of record that is deducible from the applicable county, state and federal records so as to be sufficient against claims of bona fide purchasers for value without notice or other persons entitled to protection of applicable recording laws, and that, subject to and except for Permitted Encumbrances:
(a)    with respect to each Well and/or Undeveloped Well listed on Schedule 3.8, entitles Seller to receive not less than the Net Revenue Interest with respect to the Target Formation shown for such Well and/or Undeveloped Well in Schedule 3.8 throughout the duration of the productive life of such Well and/or Undeveloped Well with respect to the Target Formation, except (i) for decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner if permitted by the terms of this Agreement, (ii) for decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units if consented to by Buyer, (iii) for decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, to the extent such underproduction or under deliveries are set forth on Schedule 4.11, and (iv) as otherwise expressly set forth in Schedule 3.8;
(b)    with respect to each Well and/or Undeveloped Well listed on Schedule 3.8 obligates Seller to bear not more than the Working Interest with respect to the Target Formation shown in Schedule 3.8 for such Well and/or Undeveloped Well, unless any defect relating to such increase is accompanied by a proportionate increase in the Net Revenue Interest with respect to the Target Formation for such Well and/or Undeveloped Well; and
(c)    is free and clear of all Encumbrances (except for the Permitted Encumbrances).
“Deposit” shall have the meaning set forth in Section 3.1(b).
“Dispute” shall have the meaning set forth in Section 14.12(b).

Appendix 1-3

“Dispute Notice” shall have the meaning set forth in Section 14.12(b).
“DTPA” shall have the meaning set forth in Section 12.12(a).
“Easements” shall have the meaning set forth in Section 2.1(f).
“Effective Time” shall mean 12:01 a.m. (Mountain Time) on October 1, 2017.
“Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” shall have the meaning set forth in Section 11.1(g).
“Environmental Claim Date” shall mean January 18, 2018.
“Environmental Condition” shall mean (a) a condition in, on, under or migrating from an Asset (excluding any Buyer Operated Property) (including the air, soil, subsurface, surface waters, ground waters and sediments) that causes such Asset (excluding any Buyer Operated Property) (or Seller with respect to such Asset) not to be in compliance with any Environmental Law or to be subject to Liability for Remediation under Environmental Laws with respect to such condition, (b) the existence with respect to an Asset (other than a Buyer Operated Property) or their operation of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws or (c) the failure of an Asset (other than a Buyer Operated Property) to be in compliance with any operational or permitting requirements imposed under Environmental Laws applicable to such Asset.
“Environmental Condition Cure Period” shall have the meaning set forth in Section 11.1(a).
“Environmental Condition Notice” shall have the meaning set forth in Section 11.1(a).
“Environmental Laws” shall mean all applicable federal, state and local laws, including common law, relating to the protection of the public health, welfare and the environment, including those laws relating to the storage, handling and use of chemicals and other Hazardous Substances, and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that exceed the requirements of Environmental Laws.
“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial and tax records and other business records that relate to Seller’s business generally other than those to the extent directly related to the ownership and operation of the Assets and Seller’s accounting records (other than Operating Data); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, except to the extent relating to an Assumed Obligation; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent relating to an

Appendix 1-4

Assumed Obligation; (d) all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time, in each case, except to the extent relating to an Assumed Obligation; (e) proceeds of all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time, except as described in Section 3.2(a)(iv); (f) all claims of Seller for refunds of or loss carry forwards with respect to (A) Seller Taxes for which Seller is responsible pursuant to Section 14.1(b), (B) Income Taxes or (C) any Taxes attributable to the Excluded Assets; (g) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos and all other intellectual property of any kind; (h) all documents and instruments of Seller that are protected by an attorney-client privilege or that are work product of Seller’s counsel (other than title opinions); (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; provided that (except with respect to all Seismic Data and Information) Seller shall use its commercially reasonable efforts to obtain a waiver of such restrictions in order to permit disclosure to Buyer; (j) all Seismic Data and Information relating to the Assets that requires Third Party consent for transfer to Buyer if such consent is not obtained or obtainable without the payment of any funds that have not been paid by Buyer, and all such Contracts relating to Seismic Data and Information as are set forth on Schedule 1; (k) all proprietary geologic and geophysical interpretations of Seismic Data and Information unless Buyer has a valid license to use such Seismic Data and Information and can provide evidence to Seller that the owner of such software and data has consented to Seller providing a non-exclusive copy of such Seismic Data and Information, including maps, seismic picks and interpretations; (l) maps, engineering data and reports, including lease maps, except to the extent such maps do not contain licensed information or information derived from licensed information for which Buyer does not have a license to use; (m) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances and except to the extent relating to an Assumed Obligation; (n) all other rights and obligations arising under the Applicable Contracts prior to the Effective Time (except to the extent relating to an Assumed Obligation); (o) documents prepared or received by Seller with respect to (A) lists of prospective purchasers for transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller of any bids submitted by any prospective purchaser, (D) correspondence between or among Seller, its representatives and any prospective purchaser and (E) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement; (p) any offices, office leases or personal property not directly related to any one or more of the Assets (for example, trucks and computers); (q) all reserve estimates and economic estimates; (r) any Assets that are retained by Seller pursuant to Section 10.2(c), Section 10.3(b), Section 10.4 or Section 11.1(b); (s) copies of any of the foregoing that are retained by Seller; (t) copies (but not the originals) of any log books and other Operating Data; (u) any Assets which are excluded from the transaction contemplated by this Agreement by virtue of any provisions hereof; (v) Seller’s bonds, permits and licenses or other permits, licenses or authorizations; (w) all production, proceeds, income, receipts and credits to which Seller is entitled under Section 2.3, except to the extent relating to an Assumed Obligation; (x) originals of all Records that are not related to the Assets (subject to Buyer’s right to obtain a copy of such Records at its sole cost and expense; provided, however, that Buyer shall have no right to receive copies of (i) Tax Records

Appendix 1-5

unless such Tax Records are solely related to the Assets or (ii) any Records that are otherwise excluded herein); and (y) all assets set forth in Schedule 1.
“Execution Date” shall have the meaning set forth in the preamble to this Agreement.
“Final Price” shall have the meaning set forth in Section 3.5.
“Final Settlement Statement” shall have the meaning set forth in Section 3.5.
“Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b) (but excluding with respect to Leases, operating agreements or other contracts of a type not expressly listed), Section 4.5, Section 4.19, Section 5.1, Section 5.2, Section 5.3(a), Section 5.5 and Section 5.9.
“Gail” shall mean Gail Global (USA) Inc., a Texas corporation.
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Governmental Requirements” shall mean at any time (i) any Law, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.
“Hazardous Substances” shall mean any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals including Hydrocarbons that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 11.2.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled and (b) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Income Taxes shall mean any income, capital gains, franchise and similar Taxes.

Appendix 1-6

“Indemnified Party” shall have the meaning set forth in Section 12.7(a).
“Indemnifying Party” shall have the meaning set forth in Section 12.7(a).
“Individual Environmental Threshold” shall have the meaning set forth in Section 11.1(f).
“Individual Title Benefit Threshold” shall mean $75,000.
“Individual Title Defect Threshold” shall have the meaning set forth in Section 10.2(f).
“Interim Period” shall mean that period of time commencing at the Effective Time and ending at 12:01 a.m. (Central Time) on the Closing Date.
“Knowledge” or “knowledge” shall mean (a) with respect to Seller, the actual knowledge, without any obligation of inquiry or investigation, of any of the following Persons: Brad Fisher, Andrew R. Agosto, Rex Bigler, Scott Hudson, Jack Bayless, Max Seewann, and/or Richard Smith; and (b) with respect to Buyer, the actual knowledge, without any obligation of inquiry or investigation, of any of the following Persons: Gustavo Zapata, Peter Addison, Glenn Harper, Ray Ambrose, Chad Yelverton, Frank Olmstead, Chad England, and/or Lauren Sims.
“Lands” shall have the meaning set forth in Section 2.1(a).
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, Order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.1(a).
“Liabilities” shall mean any and all claims, causes of actions, proceedings, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, death or property damage.
“Like-Kind Exchange” shall have the meaning set forth in Section 6.6.
“Material Adverse Effect” shall mean an event, effect or circumstance that, individually or in the aggregate, does or would reasonably be expected to have a material adverse effect on (a) the ownership, operations or condition of the Assets, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that, for the purpose of clause (a) hereof, none of the following effects, events or circumstances relating to or resulting from the following shall be deemed to constitute a Material Adverse Effect: (i) changes in generally applicable market, economic, financial or political conditions (including changes in fuel supply or transportation markets, credit and equity markets, interest or rates) in Texas, the United States or worldwide, or any outbreak of hostilities, war or terrorist acts; (ii) changes in the prices of Hydrocarbons; (iii) acts or failures to act of Governmental Authorities or a change in Laws (or interpretations thereof) from and after the Execution Date to the extent not caused in whole or in part by Seller or any Affiliate thereof; (iv) changes generally applicable to the oil and gas industry or to the sector of the industry as to which the Assets relate, (v) entering into this Agreement or the

Appendix 1-7

announcement or proposed consummation of the transactions contemplated herein; (vi) acts of God, including storms, drought or meteorological events; (vii) reclassification or recalculation of reserves in the ordinary course of business; or (viii) declines in well performance due to natural causes; provided that subsections (i), (iii), (vi), and (viii) shall be taken into account in determining whether a Material Adverse Effect has occurred if such events or circumstances disproportionately affect the Assets.
“Material Contract” shall have the meaning set forth in Section 4.7.
“Net Revenue Interest” with respect to any Well and/or Undeveloped Well, shall mean the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Well and/or Undeveloped Well, after giving effect to all Royalties.
“NORM” shall mean naturally occurring radioactive material.
“Operating Data” shall mean operations, environmental and production data, including division of interest decks, joint interest billings, payout statements, plant statements, lease operating statements and receipts or other records kept with respect to payment of invoices.
“Operating Expenses” shall have the meaning set forth in Section 2.3(a).
“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Permits” shall mean all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights granted by any Governmental Authority solely relating to the ownership, operation or use of the Assets.
“Permitted Encumbrances” shall have the meaning set forth on Appendix 2.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall have the meaning set forth in Section 2.1(g).
“Post-Closing Deductible” shall mean 2% of the Purchase Price.
“Post-Closing Threshold” shall mean $75,000.
“PPA” shall mean that certain Purchase and Participation Agreement dated September 28, 2011, by and among Seller and Gail, including the Exhibits thereto.
“Preferential Right to Purchase” shall mean any Third Party’s preferential right to purchase any of the Assets or any interest in any Asset or any portion of any Asset.

Appendix 1-8

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.
“Properties” shall have the meaning set forth in Section 2.1(c).
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Records” shall have the meaning set forth in Section 2.1(j).
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any and all investigatory, cleanup, monitoring, remedial, removal, response, construction, closure, disposal, treatment, containment, mitigation or other corrective actions required under Environmental Laws in effect on the Closing Date conducted after the identification of an Environmental Condition pursuant to Section 11.1 and to correct or remove such Environmental Condition to a degree sufficient to meet the requirements of Section 11.1.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the cost (net to Seller’s interest) of the Remediation of such Environmental Condition, so as to allow all affected Assets to comply with Environmental Laws as such Assets are currently being used, by methods of Remediation that are consistent with customary industry practices in the State of Texas.
“Required Consents” shall mean any consent required from any person to the assignment of any Asset or otherwise in connection with the transactions contemplated by this Agreement (a) that are set forth on Schedule 4.4(a) or (b) that, if not obtained or waived (i) would cause the relevant Lease or other Asset (or Seller’s interest therein) to terminate or the assignment of such Lease or other Asset to Buyer hereunder to be void pursuant to the express terms of such Lease or other Asset; or (ii) regardless of whether such consent or waiver may be unreasonably withheld, delayed, or conditioned, would constitute breach of, or default under, such Lease which breach, with the passage of time, the giving of notice, or both, would give rise to the ability of a Third Person to terminate such Lease or other instrument pursuant to the express terms thereof; provided, that subsection (b)(ii) above shall only apply with respect to Leases or Fee Interests where Seller’s interest is greater than one hundred net mineral acres, with “net mineral acre” in such context meaning the gross number of acres covered by, or included in, such Lease or Fee Interest multiplied by the undivided portion of the oil, gas, or other minerals underlying such lands covered by such Lease or Fee Interest (provided that, if such Lease or Fee Interest includes different interests in the oil, gas, or minerals underlying different geographic areas covered by such Lease or Fee Interest, a different calculation shall be made for each such area) multiplied by Seller’s Working Interest in such Lease or Fee Interest.
“Response” shall have the meaning set forth in Section 14.12(b).
“Retained Obligations” shall have the meaning set forth in Section 12.2(c).
“Royalties” shall mean royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

Appendix 1-9

“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seismic Data and Information” shall have the meaning set forth in Section 2.1(i).
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 12.3.
“Seller Operated Properties” shall mean Properties operated by Seller (or its Affiliate) as of the Execution Date.
“Seller Taxes” shall mean, without duplication, (a) all Income Taxes imposed by any applicable laws on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 14.1(b), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets and (d) any and all Taxes (other than as provided in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipts of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time; provided, however, that Seller Taxes shall not include any such Taxes for which a Purchase Price adjustment is made pursuant to Section 3.2.
“Senior Manager” shall have the meaning set forth in Section 14.12(b).
“Settlement Statement Dispute Notice” shall have the meaning set forth in Section 3.5.
“Soft Consent” shall mean the consents of lessors under any Lease that specifies that the lessor’s consent will not be unreasonably withheld (or words of a similar import), and which lessors’ consents are set forth on Schedule 4.4(b), provided, however, that the term “Soft Consent” shall not include any consent or other requirement included in the definition of Required Consent.
“SOP Retained Operating Expenses” shall mean Operating Expenses attributable to the Properties other than the Buyer Operated Properties for the period of time prior to the Effective Time.
“Specified Seller Indemnity Obligations” shall have the meaning set forth in Section 12.4(a).
“Target Formation” shall mean the stratigraphic equivalent of that geologic formation found in the Mumme 1H Pilot Well, API # 42-283-3281 located in LaSalle County, Texas, as seen on “Array Induction – Gamma Ray Compensated Neutron/Lithodensity Platform Express 150” log with a top at 9763’ MD and a base at 9892’ MD, recognizing that the depth of such formation will vary across the area in which the Properties are located.
“Tax Allocations” shall have the meaning set forth in Section 3.7.
“Tax Partnership” shall mean the tax partnership created pursuant to the PPA between Seller and Gail.

Appendix 1-10

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” shall mean any taxes, assessments, fees and governmental charges imposed by any Governmental Authority, including without limitation income, profits, franchise, withholding, employment, social security, disability, occupation, ad valorem, property, severance, production, gross receipts, net proceeds, alternative or add-on minimum, environmental, stamp, leasing, user, duty, transfer, registration, social security, unemployment, disability, payroll, employment, fuel, excess profit, occupational, and excise taxes, together with any interest, penalties or additions thereto.
“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.
“Title Arbitrator” shall have the meaning set forth in Section 10.2(h).
“Title Benefit” shall mean any right, circumstance or condition that entitles Seller to a larger Net Revenue Interest with respect to the Target Formation or a smaller Working Interest with respect to the Target Formation (without a decrease in the Net Revenue Interest with respect to the Target Formation that is either proportionate or proportionately greater than such decrease in the Working Interest with respect to the Target Formation) than that shown on Schedule 3.8.
“Title Benefit Amount” shall mean:
(i)    if Seller and Buyer agree on the Title Benefit Amount, then that amount will be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest with respect to the Target Formation for any Title Benefit Property and (B) the Net Revenue Interest with respect to the Target Formation described in Schedule 3.8 for such Title Benefit Property, and such discrepancy is not accompanied by a greater than proportionate increase in Working Interest then the Title Benefit Amount will be the product of the Allocated Value of the affected Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and the denominator of which is the Net Revenue Interest with respect to the Target Formation of such Title Benefit Property described in Schedule 3.8 for such Title Benefit Property; provided that if the increased Net Revenue Interest with respect to the Target Formation does not affect the Title Benefit Property throughout the entire life of the Title Benefit Property with respect to the Target Formation, then the Title Benefit Amount will be reduced to take into account the applicable time period only and provided further, that if the Title Benefit is an increase in Working interest or Net Revenue Interest that relates to a before payout calculation with respect to the fifteen Wells listed on Exhibit A-3 (not including the two with an asterisk) having an APO Working Interest or APO Net Revenue Interest that is different from such Wells’ BPO Working Interest or

Appendix 1-11

BPO Net Revenue Interest, as applicable, then the Title Benefit Amount shall only be any Title Benefit in excess of the amounts shown in the BPO Working Interest and/or BPO Net Revenue Interest column, as applicable; and
(iii)    if the Title Benefit represents a benefit to title to the Title Benefit Property of a type not described in clause (i) or (ii) above, the Title Benefit Amount will be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefited by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other factors as are necessary to make a proper evaluation.
“Title Benefit Notice” shall have the meaning set forth in Section 10.2(g).
“Title Benefit Property” shall have the meaning set forth in Section 10.2(g).
“Title Claim Date” shall have the meaning set forth in Section 10.2(a).
“Title Defect” shall mean any Encumbrance (other than a Permitted Encumbrance), defect or other matter that causes Seller not to have Defensible Title in and to a Lease or Fee Interest as of the Closing Date; provided that the items set forth on Appendix 3 shall not be considered Title Defects.
“Title Defect Amount” shall have the meaning set forth in Section 10.2(e).
“Title Defect Notice” shall have the meaning set forth in Section 10.2(a).
“Title Defect Property” shall have the meaning set forth in Section 10.2(a).
“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 14.1(b).
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Undeveloped Well” means an undeveloped well location identified as “4PUD” on Schedule 3.8.
“Wells” shall have the meaning set forth in Section 2.1(c).
“Willful Breach” shall mean, with respect to a party, (a) such party’s willful or deliberate act or a willful or deliberate failure to act by such party, which act or failure to act (i) constitutes in

Appendix 1-12

and of itself a breach of any covenant set forth in this Agreement and (ii) which was undertaken with the actual knowledge of such party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such party to consummate the transactions contemplated by this Agreement after all conditions to such party’s obligations in Section 7.1 or Section 7.2, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).
“Working Interest” with respect to any Well and/or Undeveloped Well, shall mean the interest in and to such Well and/or Undeveloped Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well and/or Undeveloped Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Appendix 1-13

Appendix 2
Permitted Encumbrances
Permitted Encumbrances shall mean:
(a)    lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production, if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of Seller in any Well and/or Undeveloped Well to an amount less than the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well; or (ii) obligate Seller to bear a Working Interest with respect to the Target Formation for such Well and/or Undeveloped Well in any amount greater than the Working Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well (unless the Net Revenue Interest with respect to the Target Formation for such Well and/or Undeveloped Well is greater than the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 in the same proportion as any increase in such Working Interest with respect to the Target Formation);
(b)    liens for Taxes or assessments not yet due or delinquent or if due that are being contested in good faith in the normal course of business and liens for Taxes on the sale of Hydrocarbons relating to the Assets and payable to owners of working interests, Royalties and other similar interests that, in each case, are held by Seller in suspense as of the Effective Time and do not affect the Working Interest or Net Revenue Interest of Seller in any Property;
(c)    Customary Post-Closing Consents and Soft Consents;
(d)    Preferential Rights to Purchase as set forth on Schedule 4.9 and Third Party consents as set forth on Schedule 4.4(a), whether or not exercised or unwaived;
(e)    such Title Defects as Buyer may have waived in writing;
(f)    all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; and (ii) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;
(g)    easements, servitudes, permits, rights-of-way, surface leases and other rights in respect of surface operations on the Assets which do not individually or in the aggregate materially impair the use of the Assets as currently owned and operated;
(h)    vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, contractor’s, construction or other similar liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or if due that are being contested in good faith in the ordinary course of business;

Appendix 2-1

(i)    liens created under Leases or an Applicable Contract or by operation of Law in respect of obligations that are not yet due;
(j)    the terms and conditions of this Agreement or any other Transaction Document;
(k)    the terms and conditions of any Lease or Contract (including any Applicable Contract) which individually and in the aggregate as of the Closing Date do not (i) reduce the Net Revenue Interest with respect to the Target Formation of Seller in any Well and/or Undeveloped Well to an amount less than the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well; or (ii) obligate Seller to bear a Working Interest with respect to the Target Formation for such Well and/or Undeveloped Well in any amount greater than the Working Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well (unless the Net Revenue Interest with respect to the Target Formation for such Well and/or Undeveloped Well is greater than the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 in the same proportion as any increase in such Working Interest with respect to the Target Formation);
(l)    the terms and conditions of (i) that certain Lease by and between Burlington Resources Oil & Gas Company, as Lessor, and Carrizo (Eagle Ford) LLC, as Lessee, dated January 10, 2014 (Lease Number TX2088001002-020 on Exhibit A-1) and (ii) that certain Lease by and between Donaldson Brown LaSalle Holdings LP, as Lessor, and Carrizo (Eagle Ford) LLC, as Lessee, dated January 3, 2014 (Lease Number TX2088001002-021 on Exhibit A-1), including any terms and conditions which could increase or decrease the Working Interest and/or the Net Revenue Interest with respect to the Target Formation of Seller in any Well and/or Undeveloped Well to amounts different than the Working Interest and/or the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well;
(m)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(n)    mortgages and deeds of trust or similar instruments entered into by a lessor or its predecessor under a Lease granting a lien, charge or security interest in and to the lessor’s interests in the lands covered thereby, or in and to the lessor’s interests in the oil and gas or mineral estate associated therewith, but only to the extent that the exercise of rights under any instrument would not terminate the relevant Lease or interest;
(o)    rights of reassignment arising upon final intention to abandon or release any of the Assets;
(p)    Imbalances set forth on Schedule 4.11;
(q)    all other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Property subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not, individually or in the aggregate (i) reduce the

Appendix 2-2

Net Revenue Interest with respect to the Target Formation of Seller in any Property below the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 for such Property; or (ii) increase the Working Interest with respect to the Target Formation of Seller in any Property above the Working Interest with respect to the Target Formation set forth on Schedule 3.8 for such Property without a corresponding increase in Net Revenue Interest with respect to the Target Formation;
(r)    rights of a common owner of any interest in rights of way or easements currently held by Seller and such common owner as tenants in common or through common ownership, provided that no such matter could reasonably be expected to materially interfere with the ownership, use, or operation by horizontal pad drilling of any affected Property; and
(s)    zoning and planning ordinances and municipal regulations that could not reasonably be expected to materially interfere with the ownership, use, or operation by horizontal pad drilling of any affected Property (including the drilling of any planned well, or portion thereof).

Appendix 2-3

Appendix 3
Illustrative List of Items that are not Title Defects
For the avoidance of doubt, the existence of any of the following with respect to any Asset shall not be a “Title Defect”:
(a)    defects in the chain of title or in the applicable Lease or Fee Interest in the same unit covering the applicable Well and/or Undeveloped Well consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Asset;
(b)    defects arising out of lack of survey or lack of metes and bounds descriptions, provided the leased premises are described by other means that would constitute a legally sufficient description of the relevant leased premises as between the parties and their predecessors in interest;
(c)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and such lack of authorization results in another Person’s superior claim to title of the applicable Lease or Fee Interest located in the same unit as the applicable Well and/or Undeveloped Well;
(d)    defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain and such gap is less than 75 years old;
(e)    the fact that Carrizo Eagle Ford is the beneficial owner and Carrizo is the record owner of certain Properties;
(f)    any Encumbrance or loss of title resulting from Seller’s conduct of business after the Effective Time in accordance with this Agreement which has been consented to in advance by Buyer or which is an action taken by Buyer on a Buyer operated Property;
(g)    defects arising from any change in applicable Governmental Requirement after the Effective Time, including changes that would raise the minimum landowner royalty;
(h)    defect or irregularities resulting from or related to probate proceedings or the lack thereof, which defect or irregularities have been outstanding for seven and a half years or more;
(i)    defects arising from prior oil and gas leases relating to the Leases located in the same unit as the applicable Well and/or Undeveloped Well that are terminated, expired or invalid but not surrendered of record, if the date of such Lease is more than 10 years prior to the Execution Date, and, in any case, absent evidence that such lease continues in force and effect;
(j)    any Property subject to executed and recorded landowner consents for surface mining on such Property, to the extent the same could not reasonably be expected to materially interfere with or impair the ownership, use, or operation by horizontal pad drilling of the affected Property;

Appendix 3-1

(k)    any preferential purchase right attached to a Lease or Fee Interest covering the applicable Well and/or Undeveloped Well that (in connection with the transactions contemplated by this Agreement) either has been waived in writing or for which the time period during which such preferential purchase right must be exercised has expired (without the exercise of such preferential purchase right);
(l)    any lessor consent under a Lease covering the applicable Well and/or Undeveloped Well that (in connection with the transactions contemplated by this Agreement) has been granted in writing;
(m)    in the case of any wells to be drilled in the future, any permits, easements (other than subsurface easements), rights-of-way, unit designations or production and drilling units or consents to the location or operation of such wells, in each case, not yet required to be obtained, formed or created, in each case, to the extent any such permits, easements, rights-of-way, unit designations or units would be obtained in the ordinary course of business, excluding, however, any matters which would be contrary to applicable Law or contract, for which consent could be withheld by any applicable counterparty or Governmental Authority in its discretion, or which would require an exception or exemption under applicable Law;
(n)    any defect that affects only which person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease or Fee Interest that is included in the unit that includes the applicable Well and/or Undeveloped Well; and to the extent the same does not (i) reduce the Net Revenue Interest with respect to the Target Formation of Seller in the applicable Well and/or Undeveloped Well below the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well (unless the Working Interest with respect to the Target Formation for such Well and/or Undeveloped Well is less than the Working Interest with respect to the Target Formation set forth on Schedule 3.8 in the same proportion as any increase in such Net Revenue Interest with respect to the Target Formation); or (ii) obligate Seller to bear a Working Interest with respect to the Target Formation for any Well and/or Undeveloped Well that is greater than the Working Interest with respect to the Target Formation set forth on Schedule 3.8 for such Well and/or Undeveloped Well (unless the Net Revenue Interest with respect to the Target Formation for such Well and/or Undeveloped Well is greater than the Net Revenue Interest with respect to the Target Formation set forth on Schedule 3.8 in the same proportion as any increase in such Working Interest with respect to the Target Formation);
(o)    defects based solely on any of the following: (i) lack of information in Seller’s files or similar records (or the absence of such activities or records; (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate are a party, if such document is dated earlier than January 1, 2000, and is not in Seller’s files; or (iii) Tax assessment, Tax payment or similar records; and
(p)    defects pertaining to, or affecting, any formation other than the Target Formation and that do not pertain to, or affect, the Target Formation in any respect.
(q)

Appendix 3-2

CLOSING AGREEMENT AND AMENDMENT TO PURCHASE AND SALE AGREEMENT
This Closing Agreement and Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of January 31, 2018, is made and entered into between Carrizo Oil & Gas, Inc. and Carrizo (Eagle Ford) LLC (collectively, “Seller”) and EP Energy E&P Company, L.P. (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the PSA (as hereinafter defined).
WHEREAS, Seller and Buyer have entered into, and desire to amend as set forth below, that certain Purchase and Sale Agreement dated as of December 11, 2017 (as further amended, restated or supplemented from time to time, the “PSA”); and
WHEREAS, the Parties desire to amend certain Exhibits and Schedules to the PSA, as more specifically set forth in this Amendment and agree on certain other matters for the purposes of Closing.
NOW, THEREFORE, in consideration of the Closing of the transaction contemplated under the PSA, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Amendments to the PSA. Notwithstanding anything to the contrary in the PSA, the Parties agree that the following amendments to the PSA are made effective as of the Execution Date:
(a)    Exhibit A-1 to the PSA is hereby deleted and replaced in its entirety with Annex 1 attached hereto;
(b)    Exhibit A-3 to the PSA is hereby deleted and replaced in its entirety with Annex 2 attached hereto; and
(c)    Schedule 4.7 to the PSA is hereby deleted and replaced in its entirety with Annex 3 attached hereto.
2.    Pipe Permits. Notwithstanding Section 2.1(f) of the PSA, certain permits relating to pipelines, rights of way, and related assets included in the Assets (the “Affected Pipelines”) may not be transferred to Buyer at Closing. The Parties shall cooperate to cause the transfer of such permits to Buyer (or its Affiliate) or the removal of the Affected Pipelines from Seller’s existing permits and the addition of the Affected Pipelines to Buyer’s permits.
3.    Frio LaSalle Contract. Reference is made to that certain Gas Gathering and Processing Agreement dated April 1, 2014 by and between Frio LaSalle Pipeline, LP and Carrizo (Eagle Ford) LLC (as amended, the “Gathering Agreement”). The Gathering Agreement covers and affects certain of the Assets and certain other properties and assets not included in the Assets

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under the PSA. The Parties shall cooperate reasonably to affect a partial assignment, novation, or similar arrangement with respect to the Gathering Agreement to Buyer such (a) that the Gathering Contract applies separately to the Assets and such other properties and assets and (b) the actions or omissions of one Party shall not affect the other Party with respect to the Gathering Agreement. Without limiting the foregoing, unless and until such partial assignment, novation, or similar arrangement occurs, each Party shall be liable and responsible for performance under the Gathering Agreement only with respect to its assets and properties held by such Party, and, with respect to Seller and its assets and properties that are not included in the Assets and transferred to Buyer under the PSA, the Gathering Agreement shall be considered to be an Excluded Asset. Notwithstanding the foregoing or anything to the contrary in the PSA, Buyer shall be responsible for a proportionate share of the Capital Recovery Fee under Section V.1 of the Gathering Agreement as determined under the final grammatical sentence of Section 2.3(a) of the PSA, not to exceed the amount of any Capital Recovery Fee attributable to throughput at the Carrizo Seigele Delivery Point, as described in Exhibit B of the Gathering Agreement.
4.    Mellenbruch Family Partnership Required Consent. As of the Closing Date, Seller has not obtained the Required Consent identified as TX2069001031-001 MELLENBRUCH FAMILY PARTNERSHIP LP CARRIZO (EAGLE FORD) LLC on Schedule 4.4(a) of the PSA (the “Mellenbruch Consent”), and the Properties (or portions thereof) affected thereby have been excluded from the Assets conveyed to Buyer at Closing. In accordance with Section 10.4(f) of the PSA, the Parties shall use their commercially reasonable efforts to attempt to obtain the Mellenbruch Consent, provided that, notwithstanding anything to the contrary in Section 10.4(f) of the PSA, (i) the period of time after Closing for which the Parties shall attempt to obtain the Mellenbruch Consent shall be ninety (90) days; (ii) if the Mellenbruch Consent is obtained within such period, or if Buyer otherwise so elects in writing, the Parties shall promptly close on the Properties that were excluded at Closing in respect of the Mellenbruch Consent in accordance with Section 10.4(f) of the PSA; (iii) if, after such ninety (90) day period, the Parties have not obtained the Mellenbruch Consent, and party holding such consent right has not affirmatively objected in writing to the assignment with a reasonable basis for such objection, the Parties shall promptly close on the Properties that were excluded at Closing in respect of the Mellenbruch Consent in accordance with Section 10.4(f) of the PSA; and (iv) if, on or before the end of such ninety (90) day period, the party or parties holding such consent right have affirmatively objected in writing to the assignment with a reasonable basis for such objection, and Buyer does not elect to close notwithstanding such objection, the Properties excluded at Closing in respect of the Mellenbruch Consent shall become Excluded Assets in accordance with the terms of the PSA, and the Parties shall enter into an operating agreement substantially in the form of the Maltsberger B Unit operating agreement, naming Seller as operator of such Asset, and such operating agreement shall prohibit the proposal of drilling operations with respect to a well by a non-operator that would, taking into account any non-consents by third parties in such well, hold less than a 25% Working Interest in such well.
5.    Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

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6.    Conflicts. If any provision of this Amendment is construed to conflict with any provision of the PSA (except as otherwise expressly provided in this Amendment), the provisions of this Amendment shall be deemed controlling to the extent of that conflict.
7.    Entire Agreement. This Amendment, the PSA, the Appendices, Exhibits and Schedules to the PSA, the Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof or thereof except as specifically set forth herein or therein.
8.    Choice of Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.
9.    Amendment. This Amendment may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all Parties specifically referring to the terms to be amended, restated, supplemented and/or modified and expressly identified as an amendment, restatement, supplement or modification.
10.    Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

SELLER:
CARRIZO OIL & GAS, INC.

By:    /s/ Andrew R. Agosto
Name:    Andrew R. Agosto
Title:    Vice President of Business Development

CARRIZO (EAGLE FORD) LLC

By:    /s/ Andrew R. Agosto
Name:    Andrew R. Agosto
Title:    Vice President of Business Development

Signature Page to Closing Agreement and Amendment to Purchase and Sale Agreement

BUYER:
EP ENERGY E&P COMPANY, L.P.
By:    EP Energy Management, L.L.C.,
its general partner

By:	/s/ Peter D. Addison

Name:	Peter D. Addison

Title:	Vice President, Land & Land Administration

Signature Page to Closing Agreement and Amendment to Purchase and Sale Agreement